               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       PROLONG INTERNATIONAL CORPORATION
                       ---------------------------------
                   (Exact Name of Registrant in its Charter)


          Nevada                                            74-2234246
----------------------------                     -------------------------------
(State or other jurisdiction                     (I.R.S. Employer identification
of incorporation or                              number)
organization)

               1210 North Barsten Way, Anaheim, California 92806
               -------------------------------------------------
               (Address of principal offices)         (Zip Code)

                 Registrant's telephone number: (714) 630-3040


       Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                Name of Exchange on Which
       to be so Registered                Such Class is to be Registered
              None                                    None
       -------------------------          ------------------------------
       -------------------------          ------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

                   Common Stock, par value $0.001 per share
                   ----------------------------------------
                               (Title of Class)

ITEM 1.   BUSINESS

THE REGISTRANT
--------------

     Prolong International Corporation (the "Registrant") is a Nevada corporation that was incorporated on August 24, 1981 as Giguere Industries, Incorporated ("Giguere"). On September 14, 1981, Giguere consummated a merger with Medical International, Inc., a Utah corporation, pursuant to which Giguere was the surviving entity. Prior to the merger with Giguere, Medical International, Inc. had completed an offering of its common stock which was exempt from registration under the Securities Act of 1933, as amended, by reason of Regulation A thereunder. All of the outstanding shares of Medical International, Inc. common stock were exchanged for shares of Giguere as part of the plan of merger. Subsequent to the merger, Giguere conducted operations for several years until it liquidated its assets in order to satisfy its creditors and discontinued operations in 1987. Giguere was inactive and held no significant assets from 1987 to June 21, 1995.

     On June 21, 1995, Giguere acquired all of the outstanding common stock of Prolong Super Lubricants, Inc., a Nevada corporation ("PSL"), in a share exchange with PSL's then existing shareholders (the "Reorganization") and changed its name from Giguere to Prolong International Corporation. Since the Reorganization, the Registrant has changed its focus from being a company without operations, a business or significant assets, to that of a holding company for its wholly-owned operating subsidiary, PSL. The Registrant, through PSL (referred to collectively in the operational context with the Registrant as "Prolong"), is engaged in the manufacture, sale and worldwide distribution of a line of high performance lubrication products which are based on a patented extreme pressure lubricant additive for use in metal lubrication, commonly referred to as anti-friction metal treatment ("AFMT").

     PSL currently holds an exclusive, worldwide license to manufacture, sell and distribute lubrication products based on AFMT. This license was acquired from EPL Prolong, Inc., the holder of the patent for AFMT, in 1993. As part of the license arrangement, PSL continues to pay royalties to EPL Prolong, Inc. based on the gross sales of its AFMT-based products. Prolong is currently considering acquiring all of the net assets of EPL Prolong, Inc., including the patents. There can be no assurances, however, that Prolong will be successful in this acquisition.

     Prior to 1996, the Registrant's activities generated losses. However, due, in part, to PSL's successful marketing campaign based primarily on an infomercial, the Registrant's activities generated a profit in 1996. The Registrant anticipates that its sales will continue to grow in the future as it takes advantage of the worldwide market for its products. Prior to fiscal 1996, the Registrant raised capital primarily through the issuance of its Common Stock in private placements.


PRODUCTS
--------

     Prolong markets a variety of products which are based on AFMT. AFMT is a patented formula which can be blended with many other lubricants and formulations to create a wide variety of individual lubricant products with superior friction fighting characteristics. AFMT can also be blended with other constituents to create unique new products. AFMT bonds to the metal surfaces with which it comes into contact, resulting in reduced friction, wear and heat buildup when subjected to pressure. Prolong believes that AFMT is most effective in extreme pressure applications, where metal-to-metal contact, and the resulting wear, can be severe.

     AFMT is composed of petroleum distillates and other chemicals and contains no solid particles. Typically, performance enhancing lubrication additive formulations contain solid particles such as lead, molybdenum disulphides, PTFE resins, Teflon(TM), fluorocarbon resins or fluorocarbon micropowder. Prolong believes that the primary disadvantage to particulate material in lubricant additives is that it tends to distribute unevenly and can result in excessive particulate build-up. Because AFMT contains no solid particles, Prolong believes that there is no risk of excessive build-up, and the lubrication "film coat" is uniform and microscopically thin.

     AFMT exhibits both the "hydrostatic" and "boundary" principles of lubrication. Specifically, all surfaces tend to attract some substances from the environment. Such substances or films may be only a few molecules thick, and are absorbed into the surface. The strength of the absorption depends upon the electronic structure of "polarized" molecules, which tend to absorb perpendicularly to the surface. According to Warren Prince, Ph.D., AFMT operates by attaching to the metal at the microscopic level, evenly and uniformly. Prolong believes that once this chemical/electrical action takes place through absorption, only very extreme heat, grinding away of the surface area, or the introduction of material with a stronger molecular adhesion will alter the surface bonding. As a result, tests performed on AFMT have demonstrated that it is impervious to many elements and chemicals and its benefits continue beyond the initial application.

     Prolong believes that the use of AFMT in lubrication products provides many advantages for its users. For example, in clinical testing, the use of AFMT resulted in reduced friction in mechanical devices. This, in turn, caused the operating temperatures of the machinery to drop due to the reduction in heat-generating friction. Prolong believes that in the long term, this combination of friction and temperature reduction leads to a longer operating life for the machinery and lower repair bills. Additionally, the use of AFMT in internal combustion engines has been demonstrated to cause a reduction in operating temperature and an increased resistance to catastrophic failure occasioned by loss of engine oil. AFMT also has a high resistance to oxidation, which, when combined with other oils, improves the oxidization resistance of metals. Given the foregoing advantages demonstrated by AFMT, Prolong has identified a broad market for its lubricant products.

     Prolong believes that the following are examples of some of the applications of AFMT-based products:

 .  Internal Combustion Engines   . Automatic and Manual Transmissions
 .  Agricultural Equipment        . Computer Numerically Controlled Machine Tools
 .  Airline Ground Equipment      . Milling Equipment
 .  Marine Equipment              . Trucks, Buses
 .  Railroad Equipment            . Differentials, Gears
 .  Mining Equipment              . Compressors
 .  Bearing Journals              . Hydraulic Systems

 .  Pumps and Generators

     Prolong markets the following products, each of which can be utilized in multiple applications:

     Prolong Anti-Friction Metal Treatment "AFMT"
     --------------------------------------------

          This is Prolong's fundamental lubricating oil which is made according to a patented formula for use as an extreme pressure lubricant. It is packaged in concentrate form and is designed to be added by the customer to the lubrication oils in engines, gears, and other machinery.

     Prolong Engine Treatment
     ------------------------

          Formulated for use in the lubrication of internal combustion engines, Prolong believes that this product reduces friction, heat and wear. As a result of enhanced lubrication of the engine, Prolong believes that there is increased useful life of moving metallic parts. Prolong Engine Treatment is suitable for use in both gasoline and diesel engines.

     Prolong Transmission Treatment
     ------------------------------

          Formulated for use in both automatic and manual transmissions and for other applications, such as heavy duty industrial gear boxes where metal gears are operated under high pressure, this product is designed to improve overall transmission performance.

     Prolong Gas/Diesel Fuel System Treatment
     ----------------------------------------

          This product is formulated to increase fuel efficiency, lubricate the "top end" of internal combustion engines, and clean and maintain fuel injectors and other fuel system components. This product is also designed to help maintain peak engine performance and overall mileage. The formula is EPA registered and is suitable for both gasoline and diesel fuel systems.

     Prolong High Performance Multi-Purpose EP-2 Grease
     --------------------------------------------------

          This product is formulated to provide a wide range of lubricating benefits to industrial equipment under extreme pressure, high and low temperature extremes, and potential water washout conditions. Prolong believes that this product represents a substantial improvement in lubrication performance relative to other products on the market in applications requiring an extreme pressure grease formulation.

     Prolong "SPL100" Super Penetrating Lubricant
     --------------------------------------------

          This product is formulated to lubricate, penetrate, and prevent corrosion, free sticky mechanisms, displace moisture, stop squeaks, and reduce friction and wear. This product can also serve as a light duty machining, tapping and drilling fluid.

     Prolong "Ultra-Cut 1" Water Soluble Cutting Fluid
     -------------------------------------------------

          This product is formulated to lubricate and cool metal tools and parts during machining operations. This product can be used in Computer Numerically Controlled ("CNC") metal turning and machining operations. Prolong believes that the use of this product will provide higher feed rates and operating speeds, finer surface finishes, and improved cutting tool life.

     Prolong Multi-Purpose Precision Oil
     -----------------------------------

          This product is formulated as a fine, light oil for use in lubricating precision tools and equipment. This product is designed to provide smooth lubrication, which Prolong believes results in optimal operation of precision equipment and tools and extension of useful life.

     Despite PSL's current variety of products, there are other products which Prolong believes could be successfully and beneficially formulated in the future using AFMT technology and derivatives thereof that would result in products with improved lubrication performance. Although there can be no assurances that Prolong will have the financial or other resources to develop, manufacture and market any such additional products, the following is a partial list of such additional products:

     High Performance Motor Oil
     High Performance Synthetic Motor Oil
     Motorcycle Engine & Transmission Treatment
     Gun Oil & Cleaner
     Gear/Differential Treatment
     Heavy Duty Diesel Fuel Conditioner
     Hydraulic System Treatment
     Chain Oil
     2-Cycle Engine Oil
     Power Steering Treatment
     Radiator Treatment
     Compressor Treatment
     Shock Absorber Lubricants
     Brake Cleaner
     Assembly Lube

          In addition to the development of the above-referenced AFMT-based products, Prolong is also engaged in efforts to expand its lubricant formulations beyond its current AFMT-based technology.

RISK FACTORS
------------

     Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Registration Statement concerning the Registrant and its business, before making any investment in the Registrant's securities. This Registration Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve certain risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in this Registration Statement generally. The Registrant's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and appearing elsewhere in this Registration Statement. These forward-looking statements are made as of the date of this Registration Statement and the Registrant assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

     Managing Growth
     ---------------

          The Registrant currently contemplates a period of rapid growth that will place a significant strain on its financial, management and other resources. The Registrant's ability to manage its growth effectively, should it occur, will require it to continue to improve its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. If the Registrant's executives are unable to manage growth effectively, the Registrant's business, operating results and financial condition could be adversely affected.

     Need to Raise Capital For Growth
     --------------------------------

          The Registrant expects that its capital requirements will increase significantly in the future, and there can be no assurance that such capital requirements will be met on satisfactory terms, if at all. The Registrant's capital requirements will depend on numerous factors, including the progress of Prolong's product development programs, the rate of growth of Prolong's business, the commercial success of Prolong's products and the availability of cash from other sources, notably, operations. The Registrant may seek additional funds through debt or equity financing. Issuance of additional equity securities by the Registrant could result in substantial dilution to its present or future shareholders. If adequate funds are not available on acceptable terms, the Registrant will be required to delay or scale back Prolong's product development and the manufacture of Prolong's current products. Any inability to fund its capital requirements would have a material adverse effect on the Registrant's business, operating results and financial condition.

     Dependence on Third Party License
     ---------------------------------

          Prolong's formula for AFMT is currently licensed from a third party, EPL Prolong, Inc. ("EPL"). The license agreement provides that it shall remain in effect so long as Prolong does not commit a material breach of the agreement. There can be no assurance that Prolong will be able to avoid committing such a breach in the future and, consequently, may not be able to retain the license indefinitely. Prolong is currently considering acquiring the rights to the AFMT formula from EPL. Should Prolong be unable to continue as a licensee (as a result of litigation or otherwise) successfully purchase the rights from EPL, Prolong could not continue to manufacture its current AFMT-based products, which would result in a material adverse effect on the Registrant's business, operating results and financial condition.

     Dependence on Key Management
     ----------------------------

          The Registrant's success depends, in large part, upon the continued performance of Elton Alderman, President of the Registrant. The Registrant currently has no employment agreement with Mr. Alderman and does not maintain any "key man" life insurance. In the event that Mr. Alderman is no longer able to provide his services to the Registrant, the operations of the Registrant would be materially adversely effected.

     Risk of Product Liability
     -------------------------

          The nature of the Registrant's business exposes it to risk from product liability claims. The Registrant currently maintains product liability insurance in the amount of $11,000,000 per occurrence and $12,000,000 in the aggregate, per annum. Two of the Registrant's main concerns are that product liability coverage is becoming increasingly expensive and that there can be no assurance that its current coverage will be adequate to cover future product liability claims. Any losses that the Registrant may suffer from future liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of Prolong's products, may have a material adverse effect on the Registrant's business, financial condition and results of operations.

     Competition
     -----------

          The market for Prolong's products is highly competitive and is expected to be increasingly competitive in the future. Prolong's principal competitors include other providers of specialized lubrication products, such as First Brands (STP(TM)) and Quaker State (Slick 50(TM)), both of which market engine oil treatments. Prolong's competitors also include major oil companies such as Shell Oil Company, Castrol, Pennzoil, and other companies who manufacture lubrication products, such as WD40 Corp. Further, Prolong believes that major oil companies not presently offering products that compete directly with those offered by Prolong may enter its markets in the future. Increased competition could result in price reductions, reduced gross margins, and a loss of market share, any of which could have a material adverse effect on the Registrant's business, financial condition and results of operations. In addition, many of Prolong's competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than Prolong. Several of Prolong's competitors also currently have, or may develop or acquire, substantial customer bases in the automotive and other related industries. As a result of these factors, Prolong's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than Prolong. Additionally, other dealers and distributors may offer similar lubrication products at prices below those offered by Prolong, appealing to the price-sensitive segment of the market. While Prolong believes that the prices for its lubrication products are competitive for the level of quality obtained by the customer, Prolong relies on its brand name recognition and reputation for selling quality products supported by strong customer service. There can be no assurance that Prolong will be able to compete successfully against current and future competitors or that competitive pressures faced by Prolong will not materially adversely effect the Registrant's business, financial condition and results of operations.

     Market Volatility
     -----------------

          The market prices of the Registrant's Common Stock have been and may continue to be highly volatile. Announcements of new products by Prolong or its competitors, developments concerning or general conditions in the automotive or related industries, or the economy in general, may have a significant adverse effect on the Registrant's business and on the market price of the

Registrant's securities. Sales of a substantial number of shares of Common Stock by existing security holders could also have a material adverse effect on the market price of the Registrant's securities.

     Costs of Components
     -------------------

          Prolong depends upon its suppliers for the supply of the primary components for its AFMT formula. Such components are subject to significant price volatility beyond the control or influence of Prolong. Prices for the components of the quality sought by Prolong are dependent on the origin, supply and demand at the time of purchase. Prices can be affected by multiple factors in the producing countries, including weather and political and economic conditions. Additionally, petroleum products, which comprise AFMT, have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the Organization of Petroleum Exporting Countries ("OPEC"), that have historically attempted to establish price controls on petroleum products through agreements establishing export quotas or restricting petroleum supplies worldwide. No assurance can be given that OPEC (or others) will not succeed in raising the price of petroleum components or that, in such event, Prolong will be able or choose to maintain its gross margins by quickly raising its prices without affecting demand. Increases in the prices for the components, whether due to the failure of its suppliers to perform, conditions affecting the component-producing countries, or otherwise, could have a material adverse effect on the Registrant's business, operating results and financial condition.

     Dependence on Third Party Supply Relationships
     ----------------------------------------------

          To date, Prolong has been able to obtain adequate supplies of the components required for its AFMT formula from its existing sources to meet its current manufacturing schedule. Prolong does not foresee any shortages of supply in the near future. However, Prolong has recently increased production and plans further increases to meet increases in demand. These increases could eventually place a strain on the production capacity of its existing suppliers. While Prolong is working actively with each of its suppliers to increase production of the components, there can be no assurance that each supplier will be able to increase its production in time to satisfy Prolong's increasing requirements or that alternative suppliers will be able to meet any such deficiency on an ongoing basis. If Prolong is unable to obtain sufficient quantities of the components, or if such components do not meet Prolong's quality standards, delays or reductions in product shipments may result which would have a material adverse effect on the Registrant's business, financial condition and results of operations.

     Product Concentration
     ---------------------

          The Registrant derives substantially all of its net revenues from sales of Prolong's AFMT-based products, and these products are expected to continue to account for most, if not all, of the Registrant's net revenue in the foreseeable future. Because of this concentration of revenue in one product line, namely lubricants, a decline in demand for, or in the prices of, Prolong's AFMT-based products as a result of competition, technological advances or otherwise, could have a material adverse effect on the Registrant's business, financial condition and results of operations. Prolong has recently expanded its product line and intends to continue such expansion in the future, but there can be no assurance that these new AFMT-based products introduced by Prolong will receive widespread acceptance.

     Risk of Declining Selling Prices
     --------------------------------

          Prolong may experience declining average sales prices for its products. Specialty lubricant suppliers have come under increasing price pressure from competitors and consumers, which in turn could result in downward pricing pressure on Prolong's products. In addition, average sales prices are affected by price discounts negotiated for large volume purchases by certain customers. To offset the potential for declining average sales prices, Prolong believes that in the near term it must achieve manufacturing cost reductions, and in the longer term Prolong must develop new AFMT-based products that can be manufactured at lower cost or sold at higher average sales prices. If, however, Prolong is unable to achieve such cost reductions or product diversification, Prolong's gross margins could decline, and such decline could have a material adverse effect on the Registrant's business, results of operations and financial condition.

     Dependence on International Sales for Future Growth
     ---------------------------------------------------

          Prolong intends to expand its international sales in the future, which will require significant management attention and financial resources. In order to expand worldwide sales, Prolong must establish additional marketing and sales operations, hire additional personnel and recruit additional distributors internationally. To the extent that Prolong is unable to do so effectively, Prolong's growth is likely to be limited and the Registrant's business, operating results and financial condition could be materially adversely affected. In addition, as Prolong expands its international operations, a portion of the revenues generated from such international sales may be subject to taxation by such jurisdictions at rates higher than those to which Prolong is subject to in the United States. Prolong's worldwide sales are currently denominated in United States dollars. An increase in the value of the United States dollar relative to foreign currencies would make Prolong's products more expensive and, therefore, potentially less competitive in those markets. Additional risks inherent in Prolong's worldwide business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products in foreign countries, longer accounts receivable payment cycles, difficulties in operations management, potentially adverse tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on Prolong's future international sales and, consequently, the Registrant's overall business, operating results and financial condition.

     Environmental Compliance
     ------------------------

          Federal, state and local regulations impose various controls on the storage, handling, discharge and disposal of substances used in Prolong's manufacturing process and on the facilities leased by Prolong. Prolong has registered its fuel conditioners with the United States Environmental Protection Agency. The Registrant is not aware of any additional governmental approvals required for Prolong's products nor does the Registrant know of any existing or probable governmental regulations which would have any material adverse effect on its current business. Costs of compliance with environmental laws have been nominal and have had no material effect on the business of the Registrant. As such, the Registrant believes that its activities, PSL's activities and those of its contract manufacturers conform to present governmental regulations applicable to each such entities' operations. Additionally, the Registrant believes that its current facilities as well as PSL's facilities conform to present governmental regulations relating to environmental, land use, public utility utilization and fire code matters. There can be no assurance that such governmental regulations will not in the future impose additional process requirements upon Prolong or restrict Prolong's ability to expand its operations. The adoption of such measures or any failure by Prolong to comply with the applicable environmental and land use regulations or to restrict the discharge of hazardous substances could subject the Registrant to future liability or could cause its operations, PSL's operations or those of its contract manufacturers to be curtailed, relocated or suspended.

     Control by Management and Existing Shareholders
     -----------------------------------------------

          The present directors, executive officers and principal shareholders of the Registrant beneficially own, in the aggregate, approximately 61% of the outstanding Common Stock. These shareholders, acting together, will have the ability to control the election of the Registrant's directors and most other shareholders' actions and, as a result, direct the Registrant's affairs and business. Such concentration may have the effect of delaying or preventing certain actions that can be taken by the Registrant including, but not limited to, a change in control of the Registrant.

     Effects of Preferred Stock on the Rights of Common Stock
     --------------------------------------------------------

          The Registrant's Board of Directors is authorized to issue, without shareholder approval, up to 50,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that may be superior to those of the Common Stock and that could adversely effect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Registrant, which may not be in the best interests of certain of its shareholders. The Registrant has no present plans to issue shares of Preferred Stock. However, there is no assurance that the issuance of Preferred Stock will not have a material adverse effect on the market value of the Registrant's stock in the future.

CURRENT MARKETS FOR PROLONG'S PRODUCTS
--------------------------------------

     The Registrant's strategy is to successfully direct Prolong's product line to a number of different markets, each of which is currently large, representing significant future revenue potential for the Registrant. Although the Registrant is currently actively addressing both the consumer automotive and consumer household markets described below, the Registrant's strategy is to adapt Prolong's product line and address the industrial and governmental markets also described below:

     Consumer Automotive
     -------------------

          The consumer automotive market consists of automobiles, light trucks, motorhomes, motorcycles, snowmobiles, jetskis, and other fuel burning vehicles. According to the National Petroleum Refiners Association, during 1996 the demand for automotive lubricants was in excess of 1.5 billion gallons. The owners of the vehicles using these lubricants represent a significant source of customers for Prolong's lubricants, fuel conditioners and other future additions to Prolong product line. Recognizing this fact, this market has been the primary target of Prolong's marketing efforts to date.

     Consumer Household
     ------------------

     The consumer household lubrication market is a potentially lucrative segment of the industry which could prove receptive to Prolong's products for uses as varied as fishing reels, guns, windows, sliding doors, garage doors, sewing machines, electric hair clippers, bicycles, tricycles, scooters, skateboards, garage door openers, lawn mowers, snow blowers, drills, saws, door locks, hinges, rusted bolts, and virtually anything made of metal that must be lubricated in order to maintain performance. Prolong currently manufactures "SPL100 Super Penetrating Lubricant" and "Prolong Multi-Purpose Precision Oil" for this market.

     Industrial
     ----------

          The industrial market encompasses an enormous variety of major and minor manufacturers. This market includes businesses such as steel mills, automobile manufacturers, aircraft manufacturers, paper mills, electric motor manufacturers, petrochemical manufacturers, oil refineries, mining operations and electrical generating facilities, all of which require lubricants and Prolong believes would benefit from the increased performance of Prolong's products. Even more numerous are the smaller industrial facilities, such as machine shops and other fabrication businesses throughout the world. Prolong further believes that businesses engaged in stamping, molding, die casting, boring, drilling, honing and a number of other similar operations could realize significant cost savings by using the full line of Prolong's products.

          Prolong anticipates pursuing the industrial market through a network of manufacturer's sales representatives and through established industrial distributors.

     Federal, State, & Local Governments
     -----------------------------------

          The government market is not only very large, but Prolong believes it is also extremely varied. It includes cities, counties, states and all of the federal government agencies. Prolong believes that these agencies collectively purchase, operate, and maintain a significant investment in trucks, automobiles, buses, tanks, airplanes, helicopters, boats, ships, radar equipment, guns, miscellaneous equipment and tools, as well as many other mechanisms, all of which require adequate lubrication.

          Federal Government. The federal government represents potential sales by Prolong to many different agencies such as the Department of Defense, NASA, Department of Energy, Department of Transportation and other federal governmental agencies.

          Military Sales. Procurement procedures require that products used in or on military equipment must be manufactured according to certain military specifications ("MIL Specs"). Prolong intends to apply for and receive United States MIL Specs for certain of its products, and to market products not only to the United States military, but to foreign militaries as well. Prolong plans to develop the military market, both here and abroad, through the utilization of specialists who are familiar with military procurement procedures and with the special needs of the military services.

          State Government. Potential sales to state governments include users such as the National Guard, highway patrol, state police and other state agencies.

          County and City Government. Both county and city governments are potential Prolong customers for use by police, fire, water, gas, waste management and other local departments.

          Public Transportation. Public transportation entities are major potential customers for Prolong's products, and Prolong intends to focus its efforts to market products to these entities at the various levels of government. Prolong believes that rapid transit districts throughout the country are facing a serious problem with noisy and polluting diesel buses. The Los Angeles Rapid Transit District, for example, has 3,300 buses and is currently under heavy public and regulatory pressure to reduce emissions. In addition to diesel buses, there are a significant number of other vehicles currently operated by county and city public transportation agencies which Prolong believes, if treated with its products, could run cleaner, quieter, last longer and would burn less fuel.

FUTURE MARKETS FOR PROLONG'S PRODUCTS
-------------------------------------

     Although not being directly addressed by the Registrant at the present, the Registrant believes the following to be significant opportunities for expansion of its marketing efforts into diverse niches of the lubricant market. There can be no assurances that Prolong will be successful at penetrating any of these potential markets.

     Commercial Trucking
     -------------------

          Prolong intends to develop a market for its products in the long-haul trucking industry. A substantial portion of the distribution of goods in this country occurs via truck shipments. Consequently, large quantities of oil and diesel fuel are consumed by trucks operated in this industry. Prolong believes that the use of its products in the long-haul trucking industry may provide an economic advantage to truck operators because of the increased operating efficiency demonstrated by engines treated with AFMT-based products. Prolong believes that this increased efficiency may directly result in a reduction in fuel costs and overall transportation costs. Further, the use of AFMT-based products may provide additional savings to this industry in the form of reduced service and repair costs over the useful life of the trucks due to AFMT's propensity to reduce engine wear and the wear of other "treated" components.

     Agricultural Applications
     -------------------------

          The agricultural industry represents another potentially significant market for Prolong's products. Modern agricultural machinery and equipment tend to be highly complex and are often subjected to harsh working environments. As a result of the harsh environments, the machinery and equipment operates inefficiently and results in increased fuel consumption and a decreased productive life-cycle due to increased mechanical wear. Prolong believes that the use of its products could save the agriculture industry substantial sums by reducing these industry wide losses caused by friction and contaminants.

     Marine Applications
     -------------------

          The marine market includes both freshwater and salt water boats and ships, from outboard fishing skiffs to pleasure boats, yachts and other marine vessels. Prolong has the ability to formulate special products for the harsh marine environments, including marine grease and a special

2-cycle oil for small outboard motors. Prolong believes that in diesel powered boats and ships, Prolong Gas/Diesel Fuel System Treatment can provide benefits similar to those attained from use in diesel truck engines.

     Railroads
     ---------

          The railroad industry is currently a large user of lubrication products. Prolong would have to obtain certain mandatory product certifications prior to being able to market its products to the railroad industry. Prolong is not actively pursuing such certifications for its products at this time, but may do so in the future.

GEOGRAPHIC MARKETS
------------------

     Prolong currently markets its products in the United States, Canada, Japan, Hong Kong, Thailand, India, Sub-Saharan Africa, Chile, Kuwait and Saudi Arabia and intends to continue developing distributor relationships in other foreign countries. Prolong's current focus is to identify distributors that possess the expertise and industry relationships necessary to assist it in further penetrating retail sales channels in the various markets identified above, with a primary focus on the consumer automotive and industrial lubricant markets. Prolong intends to selectively grant distributorships to established companies on a country by country basis. Prolong intends to build on this relationship and continue to expand sales and revenues in the international marketplace. There can be no assurance that Prolong will be able to successfully penetrate any foreign markets.

     If it is economically feasible, Prolong intends to grant distributorships throughout Europe. Consistent with this goal, Prolong is analyzing the economics of the industry, competitive aspects, regulatory matters, and methods of distribution on a country by country basis in Europe. Prolong has also obtained patent protection on its products in several of the EEC member countries.

MARKETING AND DISTRIBUTION OF THE PRODUCTS
------------------------------------------

     Prolong currently distributes its products through direct response television, direct distribution, independent distributors and manufacturers representative organizations. Specifically, Prolong distributes its industrial and commercial products, both nationally and internationally, through independent distributors. Currently, Prolong has twenty-two (22) distributors in the United States.

     Prolong has produced a 30 minute direct response television commercial (the "Infomercial") entitled "The Prolong World Challenge" which it began airing in January, 1996. The Infomercial features celebrities such as four-time Indy 500 Champion Al Unser, well known TV personality Bob Eubanks, International Motorsports Champion Roberto Guererro, Olympic Champion and Olympic Gold Medalist Mark Spitz, former Los Angeles Dodgers baseball star and World Series MVP Steve Yeager, and renowned motorcyclist Nick Nichols promoting Prolong's product line. The purpose of making the Infomercial was to build brand name recognition for Prolong's products in the United States, while simultaneously marketing its principal consumer lubricant products (i.e., the Prolong Car Care
Kit) directly to consumers. Sales made through the Infomercial are currently completed through a third-party order processing and sales fulfillment facility located in Burbank, California. This facility contains a warehouse that is prestocked with Prolong's products in order to provide a quicker and more efficient delivery of its products to the consumer. Prolong intends to use the exposure generated by the Infomercial, along with the funds generated by the sales realized therefrom, to further expand its national retail sales program in the automotive and household consumer markets.

     The products offered by Prolong have also been publicized through print and electronic media, trade shows and motorsports sponsorships. For example, in the area of motorsports sponsorship, Prolong executed a co-sponsorship agreement with King Entertainment and Kenneth D. Bernstein pursuant to which Mr. Bernstein will provide promotional services and appearances and will recognize "Prolong Super Lubricants" as a co-sponsor of the "Budweiser King Prolong Top Fuel Dragster." The agreement calls for the display of the Prolong Super Lubricants name and logo on the dragster and related racing components in all races and other events in which the dragster appears. Further, Prolong has entered into a separate agreement in which it retained the services of Al Unser to endorse and promote Prolong's products. Mr. Unser has agreed to make certain appearances to assist in marketing the products and has agreed to license his name and likeness in connection with the marketing of Prolong's products. Prolong has entered into an agreement with Smokey Yunick pursuant to which it retained the services of Mr. Yunick to promote Prolong's products and to act as a spokesman for, and technical consultant to, Prolong. Mr. Yunick has agreed to make certain appearances to assist in marketing Prolong's products and has agreed to license his name and likeness in connection with the marketing of Prolong's products. Additionally, Prolong has entered into an advertising contract with Motor Trend magazine for print ads during 1997. In addition to motorsports sponsorship, endorsements and magazine advertising, Prolong is engaging experienced marketing personnel to commence concentrated marketing efforts in order to increase retail, commercial, industrial, governmental and international sales. Prolong believes that the foregoing advertising and marketing efforts, which began with the production of its Infomercial in 1995, have resulted in recognition of the product line as a superior alternative to other conventional lubricants available within the lubricant industry.

COMPETITION
-----------

     The market for Prolong's products is highly competitive and is expected to increase in the future. The basic formula of Prolong's products has not changed materially since its development in 1986. However, given that Prolong's products have only recently been made available to the general public, they have been characterized as "new," "innovative" and "state of the art" technology. Despite this current technological advantage, the market for Prolong's products is characterized by rapid technological advances, frequent new product introductions and evolving industry standards. Some of Prolong's principal competitors include other providers of specialized lubrication products, such as First Brands (STP(TM)) and Quaker State (Slick 50(TM)), both of which market engine oil treatments. Prolong's competitors also include major oil companies such as Shell Oil Company, Castrol, Pennzoil, Quaker State and others who manufacture lubrication products, such as WD40 Corp. Further, Prolong believes that major oil companies not presently offering products that compete directly with those offered by Prolong may enter Prolong's markets in the future.

     Increased competition could result in price reductions, reduced gross margins, and a loss of market share, any of which could have a material adverse effect on the Registrant's business, financial condition and results of operations. In addition, many of Prolong's competitors have significantly greater financial, technical, research and product development, marketing and other resources and greater market recognition than Prolong. Several of Prolong's competitors also currently have, or may develop or acquire, substantial customer bases in the automotive and other related industries. As a result of these factors, Prolong's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than Prolong. Additionally, other dealers and distributors may offer similar lubrication products at prices below those offered by Prolong, appealing to the price-sensitive segment of the market. While Prolong believes that the prices for Prolong lubrication products are competitive for the level of quality obtained by the customer, Prolong relies on PSL's brand name recognition for selling high quality, state of the art products. There can be no assurance that Prolong will be able to compete successfully against current and future competitors or that competitive pressures faced by Prolong will not materially adversely effect the Registrant's business, financial condition and results of operations.

     Prolong believes that its current competitive edge lies solely with the superior lubrication performance of its products relative to that of its competitors. In order for Prolong to draw attention to the superior performance of its products, Prolong is treating and marketing its products as a unique specialty line of high performance products as opposed to a high volume product line.

     A key strategy for Prolong's continued growth is to use direct response television ("DRTV") to generate sales, build brand name recognition, and to lay the foundation for other, more conventional forms of advertising and marketing. For example, Prolong believes that its Infomercial that debuted in 1996 has resulted in a significant increase in sales and brand name recognition. This broad public exposure generated by the Infomercial may permit Prolong to position itself favorably among larger companies competing in both the national and international lubricant markets.


PRODUCTION
----------

     The AFMT formula contained in all of Prolong's products and the formulas for such products themselves are comprised of petroleum-based components which are readily available from several suppliers. Prolong does not foresee any shortages of supply in the near future. However, Prolong has recently increased volume production and plans on continued expansion. This continued expansion could eventually place a strain on the production capacity of its existing suppliers. While Prolong is working actively with each of its suppliers to increase production of the components, there can be no assurance that each supplier will be able to increase its production in time to satisfy Prolong's increasing requirements or that alternative suppliers will be able to meet any such deficiency on an ongoing basis. If Prolong is unable to obtain sufficient quantities of the components, or if such components do not meet Prolong's quality standards, delays or reductions in product shipments could occur which would have a material adverse effect on the Registrant's business, financial condition and results of operations.

     In addition to the potential deficiency in supply of the AFMT components, such components are also subject to significant price volatility beyond the control or influence of Prolong. Prices for the components of the quality sought by Prolong are dependent on the origin, supply and demand at the time of purchase. Prices can be affected by multiple factors in the producing countries, including weather and political and economic conditions. Additionally, petroleum products, of which Prolong relies on for its AFMT formula, have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the Organization of Petroleum Exporting Countries ("OPEC"), that have historically attempted to establish price controls on petroleum products through agreements establishing export quotas or restricting petroleum supplies worldwide. No assurance can be given that OPEC (or others) will not succeed in raising the price of petroleum components or that, in such event, Prolong will be able or choose to maintain its gross margins quickly by raising its prices without effecting demand. Increases in the prices for the components, whether due to the failure of its suppliers to perform, conditions affecting the component-producing countries, or otherwise, could have a material adverse effect on the Registrant's results of operations.

     The production of Prolong's products is comprised of contract manufacturers mixing the components pursuant to the AFMT and other proprietary formulas and bottling the resulting mixtures in packaging specified by Prolong. Prolong's current contract manufacturers have the capacity to produce its products in high volumes, having been designed to meet the production requirements of major oil companies. By utilizing existing third party manufacturing facilities, Prolong avoids the large capital expenditures associated with mixing and packaging operations, as well as costly management of human resources. At present, there are facilities located throughout the world that are capable of mixing and packaging the components into finished products. However, Prolong's increased volume production and continued expansion may result in shortages or restrictions in supply and manufacturing capabilities in the future. Prolong has not entered into any long term contracts with respect to the supply or production of its products, preferring to intermittently review quotations provided by interested parties in order to take advantage of competition among suppliers and manufacturers.

CUSTOMERS
---------

     Prolong believes that a majority of its sales have resulted as a response to the airing of its Infomercial. Such sales are made to large numbers of individual consumers and, accordingly, Prolong does not consider itself dependent on any particular customers in this market segment. In 1996, Prolong's sales to commercial and industrial customers, which are derived through independent manufacturers representatives and distributors, comprised approximately 5% of its revenues while sales to retail customers comprised another 5% of total revenues. None of such customers accounted for more than 5% of Prolong's aggregate sales in 1996. Consequently, the Registrant does not consider itself to be dependent on these customers or any of its other customers.

INTELLECTUAL PROPERTY
---------------------

     Prolong holds the exclusive worldwide license to manufacture and sell products based on AFMT, which PSL acquired from the patent holder, EPL Prolong, Inc. (referred to herein as "EPL" or the "Licensor"), in 1993. This agreement calls for Prolong to pay to the Licensor 3.5% of gross sales of any products which utilize AFMT technology or bear the "Prolong" name. This agreement calls for minimum royalties of $3,000 per month beginning in 1995. During 1996, Prolong expended $553,900 in royalties under this agreement. The license is perpetual absent a major breach of the agreement by Prolong. There can be no assurance that Prolong will be able to avoid committing such a breach in the future and, consequently, may not be able to retain the license indefinitely. Prolong is currently engaged in discussions to purchase the rights to the AFMT formula from EPL. Should Prolong be unable to continue as a licensee or successfully purchase the rights from EPL, Prolong could not continue to manufacture its current AFMT-based products, which would result in a material adverse effect on the Registrant's business, operating results and financial condition.

     The U.S. patent on AFMT expires July 4, 2006. There are a number of other patents and patent applications covering Prolong's products in other countries worldwide. Additionally, Prolong has obtained or applied for the exclusive rights to the use of a number of trademarks which it utilizes in the marketing of its products including, but not limited to, the marks "Prolong," "Prolong Super Lubricants," "The Ultimate in Protection & Performance," "No Equal in the World," and "SPL100."

ROYALTY AGREEMENTS
------------------

     Aside from the royalties due to EPL as described above, Prolong has entered into a memorandum agreement with the producer of its Infomercial whereby Prolong has agreed to pay The 2M Group, Inc. 1.5% of gross sales generated from DRTV promotions made via a toll-free telephone number, which utilize the Infomercial video footage. The term of this agreement is dependent upon the life cycle of the Infomercial. During 1996, Prolong expended $151,400 in royalties under this agreement.

     Prolong has also entered into a personal service agreement with Al Unser whereby Prolong has agreed to pay Mr. Unser 1.0% of gross sales resulting from DRTV sales from the Infomercial, with guaranteed annual minimum royalties of $40,000, $50,000 and $60,000 during the first, second and third years of the agreement, respectively, following an initial 120 day test period. Royalties earned are to commence with the first airing of the Infomercial and continue for three years and 120 days, contingent upon (i) the continued airing of the Infomercial after the 120 day test period and; (ii) after each one-year period thereafter. The maximum term of this agreement is until May, 1999. During 1996, Prolong paid Mr. Unser $100,900 under this agreement.

     Further, Prolong has entered into a service and endorsement contract with Al Unser whereby Prolong has agreed to pay royalties on all net retail sales of its products according to the following rates: 1.5% from November 1, 1996 through October 31, 1997; 1.25% from November 1, 1997 through October 31, 1998; and 1% from November 1, 1998 through October 31, 1999. For each of the years included in the arrangement, Prolong must pay a guaranteed minimum amount of $15,000. Earnings maximums under the arrangement are as follows: $100,000 in year 1; $125,000 in year 2; and $150,000 in year 3. Either party has the option to extend the arrangement for an additional 4 years. If the option to extend is exercised by either party, the agreement terminates on October 31, 2003. During 1996, Prolong paid Mr. Unser $7,800 under this agreement.

EMPLOYEES
---------

     As of June 1997, the Registrant and PSL collectively employs twenty-nine
(29) full-time employees, including two (2) executive officers, and no part-time employees. None of Prolong's employees are represented by a labor organization and the Registrant considers the relationships with its employees and those of PSL to be good.

ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL DATA
-----------------------

     The following selected financial data is qualified by reference to, and should be read in conjunction with the consolidated financial statements, related notes and other information included elsewhere in this Registration Statement as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial data for the years ended December 31, 1994 and 1995, respectively, is derived from the consolidated financial statements of the Registrant and PSL that have been audited by Corbin & Wertz. The financial data set forth below for the year ended December 31, 1996 is derived from the consolidated financial statements of the Registrant and PSL that have been audited by Deloitte & Touche, LLP. The selected financial data for the three month periods ended March 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Registrant and PSL. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals and eliminating entries, which the Registrant considers necessary for a fair presentation of the financial position and results of operations for these periods. There is no available financial data concerning the Registrant's activities in the years ended December 31, 1992 and 1993, respectively, as prior to the Reorganization the Registrant was inactive during those periods within the meaning of Rule 3-11 of Regulation S-X.

                                                         YEAR ENDED                      THREE MONTHS ENDED
                                                         DECEMBER 31,                         MARCH 31,
                                         -----------------------------------------   --------------------------
                                             1994           1995           1996          1996           1997
                                             ----           ----           ----          ----           ----
Statement of Operations Data
   -SALES                               $              $   390,506     $15,813,493   $   689,719    $ 5,784,089
   -NET PROFIT (LOSS)                      (134,285)      (415,740)        721,178      (371,255)       279,649
   -NET PROFIT (LOSS) PER SHARE OF
     COMMON STOCK                             N/A(1)   $     (0.02)    $      0.03   $     (0.02)   $       .01
   -WEIGHTED AVERAGE SHARES OF
     COMMON STOCK OUTSTANDING                 N/A(1)     17,156,501      23,463,620    20,450,015     25,479,728

BALANCE SHEET DATA
   TOTAL ASSETS                         $   139,984    $   730,760     $ 9,023,317   $ 1,588,462    $ 9,065,201
   TOTAL LIABILITIES                         12,452         88,218       1,732,467       310,125      1,463,452
   TOTAL STOCKHOLDERS' EQUITY               127,532        642,542       7,290,850     1,278,337      7,601,749

---------------
(1) Net loss per share and weighted average shares of Common Stock outstanding information for the year ended December 31, 1994 have not been provided as such period preceded the Registrant's merger with PSL in June 1995 and, therefore, such information would not be meaningful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

     General
     -------

          Since the Reorganization, management of the Registrant and PSL has concentrated a significant portion of its efforts and resources on the marketing and sale of Prolong's consumer oriented products, principally the Car Care Kit, through DRTV advertising. Management now believes that it has attained a significant level of brand and product identification and Prolong has now begun efforts to expand sales of its consumer lubrication products into retail channels.

          The lubricant business is extremely competitive. Prolong's business requires that it compete with larger, better financed entities, most of which have brand names which are well established in the marketplace. Although Prolong, in the opinion of management, has unique products which have superior performance characteristics relative to the well known products available in the marketplace, Prolong remains at a distinct disadvantage and will be required to expend substantial sums in order to promote brand name identity and product acceptance among its prospective customers. In order to establish brand name identity, Prolong has relied primarily on its Infomercial and intends to continue to utilize this means to gain product recognition for purposes of directly increasing sales as well as increasing retail, commercial and industrial and governmental sales resulting from broader public knowledge of its products.

     Comparison of the Three Month Period Ended March 31, 1997 and March 31,
     -----------------------------------------------------------------------
1996
----

          In January 1996, Prolong began to air its Infomercial. The number of airings and the quality of the timeslots in the first quarter of 1996 were limited by the cash available to spend on television airtime. Substantially all first quarter 1996 revenues were generated from the Infomercial. During the first quarter of 1997, the Infomercial aired approximately 5,000 times in markets throughout the United States which resulted in Infomercial derived revenues of approximately $3,941,000. Additionally, Prolong began the rollout of its retail sales efforts in the first quarter of 1997 resulting in retail sales of approximately $1,483,000. The remainder of the first quarter of 1997 revenues were generated in industrial/commercial and international markets.

          Costs of goods sold decreased significantly as a percentage of revenues in the first quarter of 1997 as compared to the first quarter of 1996. This decrease was the result of Prolong entering into full production, through its outside manufacturers, of its products to meet the demands of Infomercial derived sales and Prolong's retail rollout. As a result of significantly higher purchases, Prolong was able to take advantage of volume discounts and other efficiencies in the production process.

          Selling, general and administrative costs increased significantly during the first quarter of 1997 as compared to the first quarter of 1996 primarily as a result of expenditures for television airtime, endorsement and sponsorship payments, salaries for new employees in the sales and marketing departments, and other administrative costs incurred as a result of the volume increase. The selling, general and administrative expenses as a percentage of sales decreased from 81% in the first quarter of 1996 to 68% in the first quarter of 1997 due to the holding of costs relative to the volume increase in revenues. Administrative costs are being spread over higher levels of revenue.

          During the first quarter of 1997, Prolong used approximately $1,019,000 of cash. The cash was used primarily to build inventories for the expected sales in the remainder of the 1997 fiscal year. This cash utilization was partially offset by proceeds from the sale of common stock. Current assets at March 31, 1997 were approximately $8,782,000 while current liabilities were $1,438,000.

     Comparison of the Years Ended December 31, 1996 and December 31, 1995
     ---------------------------------------------------------------------

          During the year ended December 31, 1995, Prolong entered into the business of manufacturing and selling its products and had sales of $390,506. During 1995, PSL was mainly engaged in the production of its Infomercial and the organization of television airing, product delivery, product and packaging design and related marketing activities. No sales of product were made during 1995 from television airings, since the Infomercial did not air until January, 1996. PSL expended $223,748 in the production of its Infomercial, $117,562 in advance royalties to the holder of the AFMT patent and $806,235 in product costs and selling, general and administrative expenses. At December 31, 1995, the Registrant's current assets of $542,909 exceeded its current liabilities of $88,218 by $454,691 and its total assets of $730,760 exceeded its total liabilities of $88,218 by $642,542.

          During the year ended December 31, 1996, Prolong debuted its Infomercial and experienced a dramatic increase in sales to $15,813,493. During 1996, Prolong obtained working capital from the sales of its products as well as the sale of its common stock through private placements. Prolong expended $553,900 in royalties to the holder of the AFMT patent and related trademarks, $151,400 in royalties to the producer of its Infomercial, $100,900 in royalties to Al Unser for his appearance in the Infomercial, $7,800 in royalties to Al Unser in connection with an endorsement contract, $87,500 in royalties pursuant to other endorsement and sponsorship agreements, and $14,920,478 in product costs and selling, general and administrative expenses. At December 31, 1996, the Registrant's current assets of $8,745,635 exceeded its current liabilities of $1,706,626 by $7,039,009 and its total assets of $9,023,317 exceeded its total liabilities of $1,732,467 by $7,290,850.

     Comparison of the Years Ended December 31, 1995 and December 31, 1994
     ---------------------------------------------------------------------

          During the year ended December 31, 1994, PSL's activities were limited to the entry into its license agreement with EPL for the use of the AFMT formula and the creation and organization of its business plan.

          There were no revenues and limited operating activities during the year. PSL's cash flows were derived principally from the issuance of its common stock and were used mainly to pay the initial license fee under the license with EPL and related expenses. At December 31, 1994, PSL's current assets of $14,132 exceeded its current liabilities of $12,452 by $1,680 and its total assets of $139,984 exceeded its total liabilities of $12,452 by $127,532.

     Liquidity and Capital Resources
     -------------------------------

          Prior to the fiscal year ended December 31, 1996, the Registrant had not generated sufficient revenues to finance its operations and was able to remain in business primarily with the proceeds from the issuances of its Common Stock in private placements. Currently, the Registrant has sufficient revenues to meet its current expenses. However, the Registrant believes that it may need to obtain additional financing in the future to fund its anticipated period of growth. As of March 31, 1997, the Registrant did not have any commitments for material capital equipment acquisitions. Further, the Registrant anticipates no immediate future need for any material production-related capital expenditures. The Registrant expects that all future manufacturing will be sub-contracted out, bypassing the need for any infrastructure investment. However, despite the minimal capital expenditures anticipated in the near future, the Registrant plans to significantly increase its level of operations, and in particular plans to increase its marketing activities to include additional markets in the United States and abroad.

          In June 1997, PSL executed a commitment letter with a commercial bank for a $4 million line of credit which is to be collateralized by PSL's inventory and receivables. The Registrant will be required to guarantee all of PSL's obligations under such credit facility, which by its terms will expire in July 1999. The credit facility is subject to negotiation and execution of definitive documentation. The Registrant believes that its current level of revenues and cash flow generated from operations, if sustained, in addition to the funds provided from the foregoing credit facility, if consummated, will be sufficient to meet its liquidity needs for fiscal 1997 and 1998. The Registrant anticipates that it may seek additional capital in the future to fund its growth. Any additional required financings may not be available on terms satisfactory to the Registrant, if at all. The Registrant is electing to become a reporting company under the Securities Exchange Act of 1934 in order to attract capital.

     Recently Issued Accounting Standards
     ------------------------------------

          During 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128). FAS 128 requires the Registrant to disclose a basic and diluted earnings per share calculation. Basic earnings per share (EPS) excludes common stock equivalents from the EPS calculation, while diluted EPS is calculated consistent with the Registrant's primary earnings per share calculation. The Registrant will adopt the provisions of FAS 128 within the 1997 year-end consolidated financial statements. Basic and diluted EPS, as computed under FAS 128, would not have been materially different than EPS determined in accordance with APB 15 for the periods presented.

ITEM 3.  PROPERTIES

     Neither the Registrant nor its subsidiary owns any real property. As its headquarters, Prolong leases approximately 7,000 square feet of office and warehouse space on a month-to-month basis in a one story building located at 1210 North Barsten Way in Anaheim, California. The base rent for this property is $4,557 per month. Prolong also leases a limited amount of space on a month-to-month basis in each of two adjacent facilities located at 1200 North Barsten Way and 1220 North Barsten Way, respectively. The aggregate base rent for this additional space is $1,925 per month. The Registrant considers these present facilities to be adequate for Prolong's current operations and for those reasonably expected to be conducted during the next twelve months. Further, Prolong believes that any additional space, if required, will be available on commercially reasonable terms.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Registrant's outstanding Common Stock as of March 31, 1997 for (i) person(s) who are known by the Registrant to be the beneficial owner of more than five percent of the Registrant's Common Stock, (ii) each director and officer of the Registrant and (iii) all current directors and executive officers as a group.

         Name and Address of               Shares Beneficially              Percent of
          Beneficial Owner                       Owned(1)                     Class
          ----------------                       --------                     -----
Elton Alderman                                  3,954,000                     15.46
1210 N. Barsten Way
Anaheim, California  92806

Carol Auld                                      3,794,999(2)                  14.84
1210 N. Barsten Way
Anaheim, California  92806

Emthree Enterprises, Inc.                       1,850,000                      7.23
22681 Sweet Meadow
Mission Viejo, California  92692

Tom T. Kubota                                   1,825,000                      7.14
1210 N. Barsten Way
Anaheim, California  92806

Thomas C. Billstein                             1,545,000                      6.04
1210 N. Barsten Way
Anaheim, California  92806

Ramon D. Pratt                                  1,400,000(3)                   5.47
73-304 Willow Street
Palm Desert, CA 92260

All officers and directors as a group           8,724,000(4)                  34.11
(4 persons)

_____________________________
    (1) Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Accordingly, except as noted, all of the Registrant's securities over which the individuals named, or as a group, directly or indirectly have, or share voting or investment power, have been deemed beneficially owned.

    (2) Carol Auld obtained beneficial ownership of the above 4,125,000 shares following the death of her husband, Edwin C. Auld Jr., on February 8, 1996.

    (3) Ramon Pratt held of record 800,000 shares in his name and an additional 600,000 shares in joint tenancy with his wife, Marie Z. Pratt.

    (4) Includes shares held by Messrs. Alderman, Kubota, Billstein and Pratt who collectively served as the Registrant's directors and executive officers as of March 31, 1997.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS.
--------------------------------

     The following sets forth certain information with respect to each of the directors and executive officers of the Registrant as of June 30, 1997.

Name                         Age   Position
----                         ---   --------
George Elton Alderman         58   President, Chief Executive Officer
                                   and Director
Thomas C. Billstein           44   Vice-President, Secretary and
                                   Director
Tom T. Kubota                 57   Vice President, Investor Relations
                                   and Director
Nicholas M. Rosier            51   Chief Financial Officer
Melanie A. McCaffery          44   Director


     George Elton Alderman has served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Registrant since the Reorganization in June, 1995. From October 1993 to the present, Mr. Alderman has also served as a director, President and Chief Executive Officer of PSL, the Registrant's wholly-owned operating subsidiary. Prior to joining PSL, Mr. Alderman served as the President and Chief Executive Officer of EPL Prolong, Inc., the holder of the patent for the AFMT formula, from July 1988 until October 1993.

     Thomas C. Billstein has served as a director of the Registrant since the Reorganization in June, 1995. Mr. Billstein has also served as the Registrant's Vice President and Secretary since February 1996. From October 1993 to the present, Mr. Billstein has also served as a director of PSL, and has served as PSL's Secretary since February 1996. Prior to joining PSL, Mr. Billstein served as an independent financial and legal consultant to EPL Prolong, Inc. from August 1992 until October 1993. From November 1991 to August 1992, Mr. Billstein provided independent financial and legal consulting services to various small companies located in Southern California. Since commencing his employment with the Registrant and PSL, Mr. Billstein has served as an independent financial and legal consultant to those entities as well. Mr. Billstein holds a Bachelor of Science Degree in Business

Administration with an emphasis in Finance-Investments from California State University Long Beach. He attended Whittier College School of Law, was awarded the American Jurisprudence Award for Agency Law, and graduated with a Juris Doctorate degree in 1978. Mr. Billstein is a member of the State Bar of California.

     Tom T. Kubota has served as a director of the Registrant since the Reorganization in June 1995. Between June 1995 and April 1997, Mr. Kubota served as the Registrant's Vice President, Finance. In June 1997, Mr. Kubota was promoted to Vice President, Investor Relations. From October 1993 to the present, Mr. Kubota has also served as a director of PSL. Prior to joining PSL, Mr. Kubota served as an independent consultant for EPL Prolong, Inc., from March 1992 to October 1993. Since the date of Mr. Kubota's employment with the Registrant and PSL, respectively, he has served as an independent consultant to each entity. Mr. Kubota is also a vice president and director of GenCell, Inc., a publicly-traded company.

     Nicholas M. Rosier has served as Controller of PSL since March 1997 and was promoted to Chief Financial Officer of the Registrant and PSL, effective July 1997. For the four year period prior to his joining PSL, Mr. Rosier was the Controller and Financial Accounting Manager of two divisions for DePUY, Inc., a major public manufacturing company in the global orthopaedic industry. Prior to that position Mr. Rosier was the Controller/Director of Finance for thirteen years for Adams Rite Manufacturing Company, a privately owned manufacturer of locks and automotive equipment. He holds a Bachelors degree in accounting and finance from H.B.S. in Holland.

     Melanie A. McCaffery was appointed to the Board of Directors in June 1997. Mrs. McCaffery, a certified public accountant, is the President of McCaffery & Associates, a financial and accounting firm which she founded in October 1995. From October 1988 through September 1995, Mrs. McCaffery was a Partner with the international accounting firm of Coopers & Lybrand L.L.P. From 1978 through October 1988, Mrs. McCaffery served as a staff member at Coopers & Lybrand L.L.P. Mrs. McCaffery serves on the board of directors of Boyds Wheels, Inc. a publicly-traded company, and the March of Dimes of Orange County, California. Mrs. McCaffery received a Bachelors degree in political science from the University of California, Los Angeles, in 1975 and a Master's in Business Administration from the University of Southern California in 1978.

     All directors hold office until the next annual meeting of the shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of the Registrant.

ITEM 6.  EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the named executive officers paid by the Registrant and PSL for the last three fiscal years. None of the named executive officers of the Registrant or PSL were paid $100,000 or more in base salaries during any of the periods covered.

     The information presented below represents compensation in all capacities in which each identified individual served the Registrant and PSL, as applicable.


                          SUMMARY COMPENSATION TABLE

                                                                   Restricted         All Other
      Name and                                                       Stock            Compen-
 Principal Position               Year          Salary($)         Awards($)(1)        sation ($)
 ------------------               ----          ---------         ------------        ----------

George Elton                      1994            5,000              4,150                 ---
Alderman                          1995              ---                ---              61,250
President and Chief               1996           93,337                ---                 ---
Executive Officer

Thomas C. Billstein               1994              ---              1,750                 ---
Vice-President and                1995              ---                ---              53,008
Secretary                         1996           90,256                ---                 ---

Ramon D. Pratt (2)                1994              ---              1,500                 ---
Vice-President and                1995              ---                ---              19,250
Treasurer                         1996           43,600                ---                 ---

Tom T. Kubota                     1994              ---              1,500                 ---
Vice President                    1995              ---                ---              65,250
Investor Relations                1996           90,000             62,500             118,500


     (1) At March 31, 1997, the above-named individuals collectively held approximately 8,724,000 shares of the Registrant's Common Stock with a value of $30,534,000 in the aggregate, based on the average of the high and low share price of $3.50 per share on such date.

     (2) Mr. Pratt resigned from his officer and director positions effective April 1, 1997.

     The Registrant's 1997 Stock Incentive Plan (the "Plan") was adopted by the Registrant's shareholders and Board of Directors in June 1997. The Plan provides for the granting of "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and restricted stock. The Plan has authorized for issuance up to 2,500,000 shares of the Registrant's Common Stock. Under the Plan, shares of the Registrant's Common Stock may be granted to directors, officers, employees, consultants and other service providers of the Registrant, except that incentive stock options may not be granted to non-employee directors. The Plan is administered by the Board of Directors or a committee appointed by the Board (the "Committee"), which has sole discretion and authority, consistent with the provisions of the Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the Plan. Presently, the Board of Directors administers the Plan. As of June 30, 1997, there were 1,112,687 options outstanding under the Plan at a weighted average exercise price of $2.00 per share. In the event of a merger of the Registrant with or into another corporation or the sale of substantially all of the assets of the Registrant, all outstanding unvested options of the Plan shall be accelerated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------

     The Registrant does not have a compensation committee or any other board committee that performs equivalent functions. However, during the fiscal year 1996, the directors determined executive officer compensation. As discussed in the section entitled "Directors and Executive Officers," Messrs. Alderman, Billstein, and Kubota all serve concurrently as officers and directors of both the Registrant and PSL.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January, 1997, Prolong Acquisition Corporation, a Delaware corporation ("PAC") owned by Elton Alderman and Thomas C. Billstein, acquired the International Hot Rod Association, a sanctioning body for certain motorsports competitions commonly known as drag races. Following the acquisition, PAC was renamed the International Hot Rod Association, Inc. (the "IHRA"). It was contemplated that the Registrant or PSL purchase an equity interest in the IHRA. In February 1997, the Registrant's Board of Directors formally considered purchasing an equity interest in IHRA but determined not to make such an investment at that time. The proposed terms were substantially the same as those terms at which Messrs. Alderman and Billstein made the acquisition. Messrs. Alderman and Billstein abstained from voting on such proposed transaction.

     Currently, the Registrant is a party to a sponsorship agreement with the IHRA. Under this sponsorship agreement, the Registrant is obligated to sponsor at least two races in 1997. During 1997, the Registrant paid IHRA $50,000 for sponsorship of the Prolong SuperLubricants Spring Nationals in Bristol, Tennessee and $35,000 for sponsorship of the Prolong SuperLubricants - Ohio Lottery World Nationals in Norwalk, Ohio. In addition to the above contemplated transaction with IHRA, as of March 31, 1997, the Registrant has advanced the IHRA approximately $120,000 in the aggregate as a prepayment for sponsorship and title rights of nationally televised national events to occur in 1998.

     From the date of the Reorganization and continuing to January 1997, Thomas Billstein has provided the Registrant with legal consulting services in his capacity as an attorney sole practitioner, and has provided PSL with such services since October 1993. Mr. Billstein's responsibilities include conducting a general review of all potential legal issues involving the Registrant or PSL and acting as a liaison with all outside counsel retained by the Registrant or PSL. In addition to Mr. Billstein's consulting services to the Registrant and PSL, Mr. Billstein also provides such services from time to time to EPL Prolong, Inc., the holder of the patent to the AFMT formula. This relationship with EPL Prolong, Inc. has been fully disclosed to and approved by both the Registrant's and PSL's board of directors. In the fiscal year ended December 31, 1996 receipts from the Registrant and PSL amounted to $90,256 which represented approximately ninety percent (90%) of Mr. Billstein's total compensation as an attorney/consultant.

     From the date of the Reorganization and continuing to June 1997, Tom Kubota has served as an independent consultant for the Registrant. In the fiscal year ended December 31, 1996, receipts from the Registrant amounted to $208,500.

     Messrs. Alderman, Billstein, and Kubota all hold concurrent positions as officers and directors of both the Registrant and PSL. See "Directors and Executive Officers."

     On January 30, 1996 Tom Kubota acquired 250,000 shares of the Registrant's Common Stock, valued at $0.25 per share, as consideration for services rendered to the Registrant and PSL, in lieu of cash compensation. Such acquisition of Common Stock was made pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. See "Recent Sales of Unregistered Securities."

    Other than the related transactions disclosed above, the Registrant is not aware of any transactions or proposed transactions to which the Registrant or PSL was or is to be a party, in which any director, executive officer, nominee for election as a director, security holder or any member of the immediate family of the persons named above had or is to have a direct or indirect material interest.

ITEM 8.   LEGAL PROCEEDINGS

     Neither the Registrant nor PSL is a party to any pending or threatened legal, governmental, administrative or judicial proceedings that Prolong believes will have a materially adverse effect upon the Registrant's or PSL's financial condition or operations. The AFMT patent on which Prolong's products are based, has been the subject of litigation, primarily suits contesting the ownership thereof. Prolong believes that EPL, the third party which owns such patent and exclusively licenses its use to Prolong, has been successful in the defense of all such claims to date. The Registrant does not anticipate that any such litigation will have a material adverse effect on Prolong's continued use of such patent and its continued manufacture and sale of Prolong's products pursuant to the license agreement, but no assurances can be made of such fact. Should such litigation result in an adverse ruling precluding Prolong's continued use of the AFMT patent under the license agreement, the Registrant's business, operating results and financial condition would be materially adversely effected.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Registrant's common stock is currently trading on the system of the National Association of Securities Dealers, Inc., known as the OTC Bulletin Board under the symbol "PROL."

     The Registrant's common stock resumed trading (after approximately 8 years of dormancy) in January, 1996. High and low bids for each quarter during 1996 and for the first quarter of 1997 are as indicated below.

                 Quarter Ended:          High Bid         Low Bid
                 --------------          --------         -------
                 March 31, 1996           $2.25            $ .38
                 June 30, 1996            $4.38            $1.88
                 September 30, 1996       $4.63            $3.75
                 December 31, 1996        $6.38            $4.25
                 March 31, 1997           $6.50            $3.25

     Information during the period has been furnished by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     The Registrant has authorized only one class of common stock, namely Common Stock, having a par value of $0.001 per share. The number of holders of record of the Registrant's common stock is approximately 438. The Registrant has not declared any cash dividends since inception, and does not intend to do so in the foreseeable future. The Registrant currently intends to retain its earnings for the operation and expansion of its business. The Registrant does not have any restrictions on its ability to pay dividends on common equity. The Registrant's Board of Directors is authorized to issue up to 50,000,000 shares of Preferred Stock with such rights, preferences and privileges as may be determined by the Registrant's Board of Directors. No such shares of Preferred Stock have been issued to date.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information sets forth all securities of the Registrant sold within the past three years without registering the securities under the Securities Act of 1933, as amended. The Registrant made no public offerings of its securities during the past three years. It sold only one class of stock, namely Common Stock. The sales were made pursuant to negotiated transactions between the parties, and the price per share for each transaction was a result of the negotiations.

     On June 21, 1995, the Registrant effected a two-for-one reverse stock split of shares of its outstanding restricted unregistered common stock in the amount of 789,535 shares. On the same date, the Registrant acquired all of the outstanding common stock of PSL in a one-for-one share exchange for the Registrant's restricted unregistered common stock in the amount of 15,967,500 shares.

     Between June 21, 1995 and December 31, 1995, the Registrant issued for cash 1,980,000 shares of its restricted unregistered common stock at prices ranging from $0.14 to $0.25 per share. The Registrant also issued 445,000 shares of its restricted unregistered common stock in exchange for services performed by its employees and outside consultants. Such services were recorded at a price of $0.25 per share. Additionally, during this period the Registrant sold 320,000 shares of its restricted unregistered common stock pursuant to subscription receivables aggregating $80,000.

     During fiscal 1996, the Registrant issued 4,891,665 shares of its restricted unregistered common stock in exchange for $5,322,630 at prices ranging from $.25 to $2.70 per share. The Registrant also issued 730,000 shares of its restricted unregistered common stock for services performed by its employees and outside consultants during the year ended December 31, 1996. Consulting expense was recorded at share prices ranging from $.25 to $2.00 per share. Additionally, during fiscal 1996 the Registrant issued 320,000 shares of its restricted unregistered common stock which had been subscribed for $80,000 in fiscal 1995. In September 1996, the Registrant entered into an agreement whereby it issued 330,000 shares of its restricted unregistered common stock in exchange for a note receivable of $660,000. In October 1996, the Registrant granted an option to an employee to purchase 30,000 shares of its restricted unregistered common stock at an exercise price of $5.38 per share. This option was cancelled in June 1997 and replaced by an option to purchase 30,000 shares of the Registrant's restricted unregistered common stock under its 1997 Stock Incentive Plan. The option vests over a five-year period beginning June 4, 1997 and is exercisable for a period of up to ten (10) years at a price of $2.00 per share. Lastly, in 1996, the Registrant received subscriptions receivable aggregating $209,500 for the sale of 155,800 shares of its restricted unregistered common stock.

     During the first quarter ended March 31, 1997, the Registrant privately issued 5,000 shares of its common stock in exchange for an aggregate of $12,500 at a price of $2.50 per share. During the first quarter ended March 31, 1997, the Registrant also privately issued 37,500 shares of its common stock under contracts dated April 24, 1995 and May 9, 1996 for services performed by outside service providers. A charge to selling expenses was recorded at shares prices ranging from $.25 to $1.00 per share. Additionally, during the first quarter ended March 31, 1997 the Registrant privately issued 60,000 shares of its common stock which had been subscribed for $150,000 in fiscal 1996.

     The Registrant believes, based upon the representations of the investors at the time of each of such issuances, that such issuances were made solely to "accredited investors" as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. The Registrant made such sales with the intention of relying upon the exemption afforded by Rule 506 of Regulation D; however, the Registrant has never filed a Form D with the Securities and Exchange Commission. In all transactions for the issuance of stock for which the exemption from registration is claimed pursuant to Regulation D, the stock certificates issued contain a legend imprinted thereon setting forth the exemption from registration claimed and the restrictions on transferability of the stock.

     The Registrant's transfer agent has placed "stop transfer" instructions on each stock certificate with orders that such stock cannot be transferred except in accordance with applicable securities laws.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     COMMON STOCK
     ------------

     The authorized capital of the Registrant which the Registrant is registering consists of 150,000,000 shares of Common Stock with a par value of one mill ($0.001) per share. As of December 31, 1996, the Registrant had 25,453,700 shares of common stock issued and outstanding.

     Each of the holders of record of Common Stock is entitled to one (l) vote per share thereof in the election of the Registrant's directors and all other matters submitted to each such holder for a vote of shareholders; to share ratably in all dividends, when, as, and if declared by the Registrant's board of directors from funds legally available therefor; and to share ratably in all assets available for distribution to holders of record of capital stock upon liquidation or dissolution. There are no cumulative voting rights with respect to the election of the Registrant's directors, and no conversion rights or sinking fund provisions applicable to capital stock.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VII of the Registrant's Amended and Restated Articles of Incorporation provides that, subject to any restrictions set forth in the Registrant's By-Laws, it shall indemnify and hold its directors, officers, others serving at the request of the Registrant as a director or officer of another corporation and those individuals serving as the Registrant's representative in a partnership, joint venture, trust or other enterprise, harmless and free from liability, expenses and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such individual to the fullest extent permitted under the laws of the State of Nevada for any claims against such individual arising out of the performance of his duties on behalf of the Registrant. Additionally,
Article IX of the Registrant's By-Laws gives the Registrant the ability to provide indemnification for each of its employees and agents to the same extent as its directors and officers upon action by its Board of Directors. Article IX also permits the Registrant to enter into indemnity agreements with any director, officer, employee, fiduciary or agent of the Registrant. The Registrant has entered into indemnification agreements with each of its directors and officers (Exhibit 10.1 hereto), which provide for the indemnification of directors and officers of the Registrant against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. Lastly, Article IX permits the Registrant to maintain indemnification insurance for its directors, officers, employees, fiduciaries or agents. The Registrant does not currently maintain indemnification insurance.

     Section 78.751 of the Nevada General Corporation Law allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The required financial statements are included under the section "Financial Statements and Exhibits" in this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There have been no disagreements with the Registrant's principal independent accountant or with PSL's principal independent accountant during the Registrant's two most recent fiscal years. The Registrant's principal independent accountant for fiscal 1995, Corbin & Wertz, was dismissed on February 21, 1997. For the fiscal year ended December 31, 1996, the Registrant appointed Deloitte & Touche, LLP as its independent accountant.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  CONSOLIDATED FINANCIAL STATEMENTS FILED WITH THIS FORM 10
          ---------------------------------------------------------

          (i) Audited statements of operations, cash flows, and stockholders' equity for the year ended December 31, 1994.

          (ii) Audited consolidated balance sheets as of December 31, 1995 and 1996 and consolidated statements of income, cash flows, and stockholders' equity for the years, ended December 31, 1995 and 1996.

          (iii) Unaudited consolidated balance sheets and consolidated statements of income, cash flows, and stockholders' equity for the periods ended March 31, 1996 and 1997.

(B)  EXHIBIT INDEX
     -------------

EXHIBIT NO.
-----------
2.1       Exchange Agreement between Stockholders of PSL and the Registrant.
3.1       Amended and Restated Articles of Incorporation of the Registrant.
3.2       Bylaws of the Registrant.
3.3 Second Amendment and Restatement of the Articles of Incorporation of Corporate Development, Inc.
3.4       Bylaws of Corporate Development, Inc.
4.1       Specimen Certificate of Registrant's Common Stock.
10.1      Form of Indemnification Agreement for Executive Officers and
          Directors.
10.2 Exclusive License Agreement between PSL and EPL Prolong, Inc., d.b.a. Prolong International, dated November 10, 1993.
10.3      Memorandum of Agreement between PSL and 2M Corporation, dated April
          24, 1995.
10.4      Agreement between PSL and Al Unser, dated July 28, 1995.
10.5 Service Agreement between PSL and Tylie Jones & Associates, Inc., dated October 24, 1995.
10.6 Telemarketing Agreement between PSL and West Telemarketing Corporation, dated October 24, 1995.
10.7 Service and Endorsement Contract between PSL and Al Unser, dated April 29, 1996.
10.8 Associate Sponsorship Agreement between PSL, King Entertainment, Inc. and Kenneth D. Bernstein, dated May 9, 1996.
10.9 Sponsorship Agreement between PSL, Pikes Peak Auto Hill Climb Educational Museum, Inc. and Barnes Dyer Marketing, Inc., dated February 21, 1997.
10.10 Major Associate Sponsorship Agreement between PSL, Norris Racing, Inc. and Barnes Dyer Marketing, Inc., dated December 15, 1996.
10.11 Standard Industrial Lease-Gross between Coronado Investors Properties and Prolong International for the property Anaheim, California, dated April 20, located at 1210 North Barsten Way, 1990.
10.12 The Registrant's 1997 Stock Incentive Plan and form of Stock Option Agreement.
21.1      Subsidiaries of the Registrant.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               PROLONG INTERNATIONAL CORPORATION
                                               ---------------------------------

                                                          (Registrant)


Date: July 3, 1997                         By: /s/ ELTON ALDERMAN
      ------------                             -------------------------
                                               Elton Alderman, President

                       PROLONG INTERNATIONAL CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED FINANCIAL STATEMENTS FOR
                     THE YEARS ENDED DECEMBER 31, 1995 AND
                    1994 WITH INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Prolong International Corporation:


We have audited the accompanying consolidated balance sheet of Prolong International Corporation and subsidiary (the Company) as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prolong International Corporation and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Prolong International Corporation and subsidiary will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's limited sales, losses from operations and liquidity problems raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ CORBIN & WERTZ

Irvine, California
February 23, 1996

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 1995
--------------------------------------------------------------------------------

ASSETS
 Current assets:
        Cash and cash equivalents                             $  122,096
        Accounts receivable, net of allowance for doubtful
        accounts of $4,778                                        31,965
        Subscription receivable (Note 5)                          80,000
        Inventories (Notes 2 and 3)                               46,208
        Prepaid royalties (Note 4)                                36,000
        Prepaid expenses and other                                 2,892
        Capitalized advertising costs (Note 2)                   223,748
                                                              ----------

        Total current assets                                     542,909
                                                              ----------
        License agreement, net of accumulated
               amortization of $21,240 (Note 4)                   84,950

        Prepaid royalties, less current portion (Note 4)          81,562

        Other assets                                              21,339
                                                              ----------
                                                              $  730,760
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Accounts payable                                      $   66,375
        Other liabilities (Note 7)                                21,843
                                                              ----------

               Total current liabilities                          88,218
                                                              ----------
Commitments (Note 8)
Stockholders' equity (Note 5):
  Common stock, $0.001 par value, 150,000,000
        shares authorized, 19,182,035,
        shares issued and outstanding                             19,182
  Common stock subscribed, $0.001 par value,
        320,000 shares to be issued                                  320
Additional paid-in capital                                     1,186,833
Accumulated deficit                                             (563,793)
                                                              ----------
        Total stockholders' equity                               642,542
                                                              ----------
                                                              $  730,760
                                                              ==========


See accompanying notes to consolidated financial statements and independent auditors' report.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

                                                           1995         1994
                                                        ----------------------
Revenues (Note 2)                                       $ 390,506    $      --

Cost of revenues                                        $ 211,220    $      --
                                                        ---------    ---------

        Gross profit                                      179,286           --

Selling, general and administrative expenses (Note 5)     595,015      132,685
                                                        ---------    ---------

Loss from operations                                     (415,729)    (132,685)

Other income -
        Interest income, net                                1,589           --
                                                        ---------    ---------

        Loss before provision for income taxes           (414,140)    (132,685)

        Provision for income taxes (Notes 2 and 6)      $   1,600    $   1,600
                                                        ---------    ---------

        Net loss                                        $(415,740)   $(134,285)
                                                        =========    =========

Earnings per common share                               $   (0.02)         N/A

Weighted average number of
        Common shares outstanding                      17,134,848          N/A


See accompanying notes to consolidated financial statements and independent auditors' report.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

                                                      Common
                           Common Stock          Stock Subscribed                                     Total
                        -------------------     -------------------         Paid-in     Accumulated Stockholders'
                        Shares       Amount     Shares       Amount         Capital      Deficit       Equity
                        ------       ------     ------       ------         -------      -------       ------
Balance at
January 1, 1994         180,000     $   180   13,767,500      $ 13,768    $   51,637    $ (13,768)    $  51,817

Shares issued for
cash (Note 5)           320,000         320                                   79,680                     80,000
Contributed
services (Note 5)                                                            130,000                    130,000
Net loss                                                                                 (134,285)     (134,285)
                     ----------     -------  -----------      --------    ----------    ---------     ---------

Balance at
December 31, 1994       500,000         500   13,767,500        13,768       261,317     (148,053)      127,532

Shares issued for
cash, net of costs
of $48,000 (Note 5)   1,700,000       1,700                                  325,300                    327,000
Shares issued for
common stock
subscribed (Note 5)  13,767,500      13,768  (13,767,500)      (13,768)
Issuance of shares
to effect reverse
acquisition (Note 1)    789,535         789                                     (789)
Shares issued for
cash, net of costs
of $33,000
(Note 5)              1,980,000       1,980                                  394,520                    396,500
Shares subscribed
for receivable,
net of costs of
$8,000 (Note 5)                                  320,000           320        71,680                     72,000
Shares issued for
services (Note 5)       445,000         445                                  110,805                    111,250
Contributed
services (Note 5)                                                             24,000                     24,000
Net loss                                                                                 (415,740)     (415,740)
                     ----------     -------  -----------      --------    ----------    ---------     ---------

Balance at
December 31, 1995    19,182,035     $19,182      320,000      $    320    $1,186,833    $(563,793)    $ 642,542
                     ==========     =======  ===========      ========    ==========    =========     =========


See accompanying notes to consolidated financial statements and independent auditors' report.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

                                                       1995                   1994
                                                       ----                   ----
Cash flows from operating activities:
     Net loss                                       $(415,740)             $(134,285)
     Adjustments to reconcile net loss
     to net cash provided by (used in)
     operating activities:
     Depreciation and amortization                     23,116
     Provision for doubtful accounts                    4,778
     Expense recorded upon
       subscription of shares                         111,250
     Contributed services                              24,000                130,000
     Change in operating assets and
       liabilities:
       Accounts receivable                            (30,064)                (6,679)
       Inventories                                    (46,208)
       Prepaid expenses and other                      (2,892)
       Accounts payable                                66,375
       Other liabilities                                1,391                 12,452
                                                    ---------              ---------

Net cash provided by (used in) operating
activities                                           (263,994)                 1,488
                                                    ---------              ---------

Cash flows from investing activities:
     Increase in license agreement                                           (55,000)
     Increase in prepaid royalties                   (102,062)               (15,500)
     Increase in capitalized advertising
       costs                                         (223,748)
     Increase in other assets                         (19,053)                (4,047)
                                                    ---------              ---------

     Net cash used in investing
     activities                                      (344,863)               (74,547)

Cash flows from financing activities:
     Sale of common stock                             723,500                 80,000
                                                    ---------              ---------

Net increase in cash and cash equivalents             114,643                  6,941
Cash and cash equivalents, beginning of year            7,453                    512
                                                    ---------              ---------
Cash and cash equivalents, end of year              $ 122,096              $   7,453
                                                    =========              =========

Supplemental disclosures of cash flow information -
       There was no cash paid during the years for interest or income taxes. See Note 5 for non-cash financing activities.

See accompanying notes to consolidated financial statements and independent auditors' report.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

1.      ORGANIZATION

        Prolong International Corporation (PIC) is a Nevada corporation organized August 24, 1981 as Giguere Industries Incorporated (Giguere). Pursuant to a stockholders' action, on June 21, 1995, Giguere changed its name to Prolong International Corporation.

        PIC remained dormant from 1987 to June 21, 1995, when, pursuant to stockholders' action, it acquired 100% of the outstanding stock of Prolong Super Lubricants, Inc., a Nevada corporation (PSL).

        Because the former stockholders' of PSL have retained control of PIC, the acquisition has been accounted for as a reverse acquisition. In connection with the transaction, PIC issued 15,967,500 shares of its common stock in exchange for 100% of the common stock of PSL. For financial statement purposes, the shares issued by PIC are considered outstanding as of the date of the acquisition and the 789,535 shares retained by the stockholders of PIC are reflected as consideration issued to consummate the reverse acquisition.

        The reverse acquisition was accounted for by the purchase method of accounting, however, there were no material assets acquired or liabilities assumed. No value was ascribed to the consideration given to consummate the reverse acquisition.

        PIC, through PSL, is engaged in the manufacture and sale of a patented line of super lubricants primarily in the United States.

2.      BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation - The accompanying consolidated financial statements include the accounts of PIC and its wholly-owned subsidiary, PSL (collectively, the Company). All significant intercompany accounts have been eliminated in consolidation.

        Basis of Presentation - The consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company's ability to generate positive cash flows depends on its ability to maintain a level of revenues sufficient to meet its obligations and sustain its operations. The Company has had limited sales to date, has sustained operating losses since inception, and has been primarily dependent upon proceeds from the sale of its common stock for cash flows. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is engaged in developing and expanding its commercial/industrial distributor network, both nationally and internationally. The Company is also expanding the marketing of its products directly to government entities through manufacturers' representatives. In order to develop and promote Prolong's brand name recognition, increase sales, and prepare for the introduction of its products to the retail automotive aftermarket, the Company has produced and plans to air in January 1996 a 30 minute direct-response television

Continued

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (CONTINUED)
--------------------------------------------------------------------------------

        commercial ("Infomercial") (see Note 8). The Company believes that these activities will generate sufficient revenues to meet its obligations and sustain its operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

        Cash and Cash Equivalents - The Company considers securities with a remaining maturity of three months or less when purchased to be cash equivalents.

        Accounts Receivable - The Company reviews a potential customer's credit history before extending credit and generally does not require collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

        Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

        Capitalized Advertising Costs - The Company has capitalized certain incremental direct costs and payroll-related costs associated with its direct-response infomercial production. Amounts capitalized related thereto will be expensed in their entirety in January 1996, the time of the first public showing of the Infomercial.

        Revenue Recognition - Revenue from product sales is recognized upon shipment.

        Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Earnings per share - Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Common share equivalents are included where their impact is not anti-dilutive. Fully diluted earnings per share is materially the same as primary earnings per share.

Continued

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (CONTINUED)
--------------------------------------------------------------------------------

3.      INVENTORIES

        Inventories at December 31, 1995 consist of the following:

                  Raw materials                       $12,289
                  Finished goods                       33,919
                                                       ------
                                                      $46,208
                                                       ======

4.      LICENSE AGREEMENT AND PREPAID ROYALTIES

        The Company has entered into a perpetual license agreement with EPL Prolong, Inc. (EPL), an unrelated entity. The agreement called for an initial one-time fee of $106,190, which the Company capitalized and is amortizing over a five year period. The Company amortized $21,240 for the year ended December 31, 1995. The agreement requires the Company to pay royalties of 3.5% of sales (as defined) of the Company's products that utilize the proprietary information licensed from EPL. Effective January 1, 1996, the minimum annual royalty under the agreement is $36,000. In addition, during the years ended December 31, 1995 and 1994, the Company paid certain expenses totaling $117,562 on behalf of EPL which have been classified as prepaid royalties on the accompanying consolidated balance sheet. Prepaid royalties representing the minimum annual royalty for the year ended December 31, 1996 of $36,000 has been reflected as a current asset in the accompanying 1995 consolidated balance sheet.

5.      STOCKHOLDERS' EQUITY

        During the year ended December 31, 1994, the Company issued for cash 320,000 shares of common stock at $.25 per share.

        During the year ended December 31, 1995, the Company received $723,500 for the issuance of 3,680,000 shares of common stock at prices between $.20 and $.25 per share, net of costs of $81,000.

        During the year ended December 31, 1995, the Company issued 13,767,500 shares for common stock subscribed.

        During December 1995, the Company received an $80,000 subscription receivable for the sale of 320,000 shares of its common stock at $.25 per share, net of costs of $8,000. The $80,000 subscription receivable was received subsequent to December 31, 1995.

        During the year ended December 31, 1995, the Company agreed to issue 445,000 shares of common stock for services performed by outside consultants of the Company. Consulting expense at $.25 per share has been recorded in the accompanying statement of operations and is included in selling, general and administrative expenses.

Continued

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (CONTINUED)
--------------------------------------------------------------------------------

        The Company recorded compensation expense during fiscal 1994 and 1995 of $130,000 and $24,000, respectively, for services provided by two key employees. The services were provided without payment required and, accordingly, the Company has recorded the services as contributed capital.

6.      INCOME TAXES

        Income tax expense was $1,600 for each of the years ended December 31, 1995 and 1994 and consists of the minimum state taxes.

        Income tax expense for the years ended December 31, 1995 and 1994 differs from the amounts computed by applying a U.S. federal income tax rate of 34% to pretax loss as a result of the following:

                                                                         1995                         1994
                                                                         ----                         ----
        Computed "expected" tax benefit                               $(140,808)                    $(45,113)
        Nondeductible expenses                                           46,000                       44,200
        Increase (reduction) in income taxes resulting from:
                   Change in the beginning-of-the-year
                   balance of the valuation allowance
                   to income tax expense                                 94,808                          913
        State income taxes                                                1,600                        1,600
                                                                      ---------                     --------
                                                                      $   1,600                     $  1,600
                                                                      =========                     ========

        The tax effect of temporary differences that give rise to deferred tax assets at December 31, 1995 and 1994 are presented below. Deferred tax liabilities at December 31, 1995 and 1994 are not significant:

                                                                         1995                         1994
                                                                         ----                         ----
        Deferred tax assets:

        Accounts receivable, principally due to allowance
        for doubtful accounts                                         $   1,900                     $-------
        Operating loss carryforwards                                    111,000                        9,000
                                                                      ---------                     --------

                   Total gross deferred tax assets                      112,900                        9,000

        Less valuation allowance                                       (112,900)                      (9,000)
                                                                      ---------                     --------

                   Net deferred tax assets                            $                             $
                                                                      =========                     ========

Continued

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (CONTINUED)
--------------------------------------------------------------------------------

        There was no valuation allowance as of January 1, 1994. At December 31, 1995, the Company had net operating loss carryforwards of approximately $300,000 and $150,000 for federal and state tax reporting purposes, respectively, which, if not utilized to offset future taxable income, will expire through 2010. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events, including changes in stock ownership (see Note 1), should occur.

7.      RELATED PARTY TRANSACTIONS

        The Company is a guarantor on a note wherein a stockholder of the Company is the lender and EPL is the promisor, with a maximum guarantee not in excess of $36,000.

        Included in other liabilities is approximately $9,000 owed to two shareholders for advances made by the shareholders to the Company. The advances are non-interest bearing and have no due date.

8.      COMMITMENTS

        Leases - The Company and its wholly-owned subsidiary occupy approximately 7,000 square feet of office and warehouse space located in Anaheim, California on a month to month basis with a monthly rental of $4,557. The Company leases its office furniture and fixtures, laboratory equipment and warehouse equipment at a monthly rate of $1,000 from EPL. Rent expense for the year ended December 31, 1995 was $67,453. There was no rent expense incurred during the year ended December 31, 1994.

        Royalties - The Company is contractually obligated for the production of a one-half hour, direct response, television commercial ("Infomercial") (See Note 2) in the total amount of $87,084, plus 80,000 shares of common stock of the Company plus a bonus payment of 20,000 additional shares of common stock of the Company (all of which have been reflected as shares issued for services in the accompanying statement of stockholders' equity for the year ended December 31, 1995). In addition thereto, the Company is required to pay royalties to the producer of the Infomercial of 1.5% of gross sales (as defined) generated from direct response television sales made via an 800 telephone number, which utilize the Infomercial video footage. As of December 31, 1995, the Company had paid a total of $70,084 of the contracted amount and is obligated to pay an additional $17,000 in cash.

        In connection with the production of the Infomercial mentioned above, the Company has entered into certain personal service agreements. In addition to cash payments, the Company has agreed to pay royalties of 1% of gross sales resulting from direct response sales from the Infomercial, with guaranteed annual minimum royalties of $40,000, $50,000 and $60,000 during the first, second and third years of the agreement, respectively, following an initial 120 day test period. Royalties earned will commence with the first airing of the Infomercial and continue for three years and 120 days, contingent upon; (i) the continued airing of the Infomercial after the 120 day test period and;
        (ii) after each one-year period thereafter.

Continued

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (CONTINUED)
--------------------------------------------------------------------------------

        The Company is required to pay royalties of 3.5% on all sales of its products with minimum annual royalties of $36,000 beginning January 1, 1996 (see Note 4).

9.      CONCENTRATION OF RISK AND SIGNIFICANT CUSTOMERS AND SUPPLIERS

        The Company, at times, has cash and cash equivalents held with financial institutions in excess of federally insured amounts.

        Sales to one customer accounted for approximately 29% of consolidated net sales for the year ended December 31, 1995. Sales to another customer accounted for approximately 26% of consolidated net sales for the year ended December 31, 1995. Accounts receivable from these two customers amounted to $0 and $7,900, at December 31, 1995, respectively.

        Raw material purchases from one supplier accounted for approximately 41% of total purchases for the year ended December 31, 1995. Accounts payable from this vendor amounted to $9,300 at December 31, 1995.

                       PROLONG INTERNATIONAL CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED FINANCIAL STATEMENTS FOR
                     THE YEAR ENDED DECEMBER 31, 1996 AND
                         INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Prolong International Corporation:


We have audited the accompanying consolidated balance sheet of Prolong International Corporation and subsidiary (the Company) as of December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Prolong International Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

March 28, 1997

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 1996
----------------------------------------------------------------------------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                        $5,063,585
Accounts receivable, net of allowance for doubtful accounts
 of $94,282                                                       1,361,878
Subscriptions receivable                                            189,500
Inventories                                                       1,534,938
Prepaid expenses                                                    184,284
Prepaid television time                                             367,161
Deferred tax asset                                                   44,289
                                                                 ----------

   Total current assets                                           8,745,635

PROPERTY AND EQUIPMENT, net                                         117,758

OTHER ASSETS                                                        115,462

DEPOSITS                                                             44,462
                                                                 ----------

TOTAL ASSETS                                                     $9,023,317
                                                                 ==========


See independent auditors' report and
notes to consolidated financial statements.                                2

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 1996 (CONTINUED)
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                     $  748,870
Accrued expenses                                                        703,222
Income taxes payable                                                    251,563
Note payable, current                                                     2,971
                                                                     ----------

    Total current liabilities                                         1,706,626

NOTE PAYABLE, net of current portion                                     25,841

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 50,000,000 shares authorized;
  no shares issued or outstanding
Common stock, $0.001 par value; 150,000,000 shares authorized;
  25,453,700 shares issued and outstanding                               25,454
Common stock subscribed                                                     156
Additional paid-in capital                                            7,767,855
Retained earnings                                                       157,385
Note receivable issued for common stock                                (660,000)
                                                                     ----------

    Total stockholders' equity                                        7,290,850
                                                                     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $9,023,317
                                                                     ==========

See independent auditors' report and
notes to consolidated financial statements.                                   3

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

NET REVENUES                                           $15,813,493

COST OF GOODS SOLD                                       4,660,926
                                                       -----------

GROSS PROFIT                                            11,152,567

OPERATING EXPENSES:
Selling expenses                                         8,218,450
General and administrative expenses                      2,041,102
                                                       -----------

  Total operating expenses                              10,259,552
                                                       -----------

OPERATING INCOME                                           893,015

OTHER INCOME, net:
Interest expense                                           (51,666)
Interest income                                             15,224
Dividend income                                             71,879
                                                       -----------

  Total other income, net                                   35,437
                                                       -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                   928,452

PROVISION FOR INCOME TAXES                                 207,274
                                                       -----------

NET INCOME                                             $   721,178
                                                       ===========

EARNINGS PER COMMON SHARE                                    $0.03
                                                       ===========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                    23,463,620
                                                       ===========

See independent auditors' report and
notes to consolidated financial statements.                                  4

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1996
-----------------------------------------------------------------------------

                                                                                      COMMON                          (ACCUMULATED
                                                          COMMON STOCK           STOCK SUBSCRIBED         ADDITIONAL    DEFICIT)
                                                          ------------           -----------------         PAID-IN      RETAINED
                                                       SHARES      AMOUNT        SHARES     AMOUNT         CAPITAL      EARNINGS
BALANCES, December 31, 1995                          19,182,035    $19,182       320,000     $ 320        $1,186,833     $(563,793)

Shares issued for cash                                4,891,665      4,892                                 5,317,738

Shares issued for services                              730,000        730                                   394,270

Issuance of shares previously subscribed                320,000        320      (320,000)     (320)

Shares subscribed                                                                155,800       156           209,344

Shares issued in exchange for a note receivable         330,000        330                                   659,670

Net income                                                                                                                 721,178
                                                     ----------    -------      --------     -----        ----------   -----------

BALANCES, December 31, 1996                          25,453,700    $25,454       155,800     $ 156        $7,767,855     $ 157,385
                                                     ==========    =======      ========     =====        ==========   ===========

                                                                        TOTAL
                                                         NOTE       STOCKHOLDERS'
                                                      RECEIVABLE       EQUITY
BALANCES, December 31, 1995                            $       -       $  642,542

Shares issued for cash                                                  5,322,630

Shares issued for services                                                395,000

Issuance of shares previously subscribed

Shares subscribed                                                         209,500

Shares issued in exchange for a note receivable         (660,000)

Net income                                                                721,178
                                                      ----------       ----------

BALANCES, December 31, 1996                            $(660,000)      $7,290,850
                                                      ==========       ==========

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                      $   721,178
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization                                                                      42,874
  Provision for doubtful accounts                                                                    89,504
  Deferred taxes                                                                                    (44,289)
  Reserve for obsolescence                                                                           (2,432)
  Common stock issued in exchange for services                                                      395,000
  Changes in assets and liabilities:
    Accounts receivable                                                                          (1,418,855)
    Inventories                                                                                  (1,486,298)
    Accounts payable                                                                                673,252
    Accrued expenses                                                                                692,222
    Prepaid expenses                                                                               (181,954)
    Prepaid television time                                                                        (367,161)
    Income taxes payable                                                                            249,963
                                                                                                -----------

      Net cash used in operating activities                                                        (636,996)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized infomercial production costs                                                            223,748
Prepaid initial royalties                                                                           117,562
Purchases of property and equipment                                                                 (97,489)
Increase in deposits                                                                                (25,000)
Increase in other assets                                                                            (57,500)
                                                                                                -----------

      Net cash provided by investing activities                                                     161,321

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable                                                                            (5,466)
Proceeds from issuance of common stock                                                            5,322,630
Proceeds from subscriptions receivable                                                              100,000
                                                                                                -----------

      Net cash provided by financing activities                                                   5,417,164
                                                                                                -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                         4,941,489

CASH AND CASH EQUIVALENTS, beginning of year                                                        122,096
                                                                                                -----------

CASH AND CASH EQUIVALENTS, end of year                                                          $ 5,063,585
                                                                                                ===========

See independent auditors' report and
notes to consolidated financial statements.                                    6

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES - Cash paid during the year for:

  Income taxes                                                                                         $   800
                                                                                                       =======
  Interest                                                                                             $51,666
                                                                                                       =======

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES -
 During 1996, the Company completed the following transactions:
  Issued 730,000 shares of common stock in exchange for services valued at $395,000.
  Issued 320,000 shares of common stock previously committed.
  Issued 330,000 shares of common stock in exchange for a note receivable of $660,000.
  Issued subscriptions receivable of $209,500 in exchange for 155,800 shares of common stock subscribed.
  Purchased automotive equipment for $34,278 in exchange for a note payable.

See independent auditors' report and
notes to consolidated financial statements.                                   7

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------------

1.  BUSINESS

    Prolong International Corporation (PIC) is a Nevada corporation organized on August 24, 1981 as Giguere Industries Incorporated (Giguere). PIC remained dormant from 1987 to June 21, 1995, when, pursuant to a stockholder's action, it acquired 100% of the outstanding stock of Prolong Super Lubricants, Inc., a Nevada corporation (PSL), then changed its name to Prolong International Corporation. The transaction was treated as a reverse acquisition and was accounted for under the purchase method of accounting; however, there were no material assets acquired or liabilities assumed.

    PIC, through PSL, is engaged in the manufacture, sale and worldwide distribution (under license - Notes 5 and 11) of a patented complete line of high performance lubricants.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation - The accompanying consolidated financial statements include the accounts of PIC and its wholly-owned subsidiary, PSL (collectively, the Company). All significant intercompany accounts have been eliminated in consolidation.

    Cash and Cash Equivalents - Cash and cash equivalents consist of all highly-liquid, short-term investments with an original maturity of three months or less.

    Accounts Receivable - The Company reviews a potential customer's credit history before extending credit and generally does not require collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

    Inventories - Inventories are valued at the lower of cost (determined on the first-in, first-out basis) or market.

    Capitalized Infomercial Production Costs - The Company capitalizes certain incremental direct costs and payroll-related costs associated with its direct-response infomercial production. Amounts capitalized related thereto were expensed in their entirety in January 1996, the time of the first public showing of the infomercial.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

    Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

     Computer equipment                                       3 years
     Office equipment                                         5 years
     Furniture and fixtures                                   7 years
     Automotive equipment                                     5 years

    When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. Renewals and betterments which extend the life of an existing asset are capitalized while normal repairs and maintenance costs are expensed as incurred.

    Other Assets - Other assets are comprised of licensed technology and trademarks, which are being amortized over five years.

    Fair Value of Financial Instruments - Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 1996, management believes that the carrying amounts of cash and cash equivalents, accounts receivable, subscriptions receivable, notes receivable, accounts payable, other current liabilities, and notes payable approximate fair value because of the short maturity of these financial instruments.

    Accounting For Income Taxes - The Company follows SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    Revenue Recognition - Revenue is recognized as products are shipped.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

    Earnings per Common Share - Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Common share equivalents are included where their impact is not anti-dilutive. Fully diluted earnings per share is materially the same as primary earnings per share.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    New Accounting Pronouncement - In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires the determination and disclosure of compensation costs implicit in stock option grants or other stock rights. The Company was required to adopt certain provisions of this standard for nonemployee transactions entered into after December 15, 1995. The Company has adopted the required provisions during fiscal 1996. Under the employee transaction provisions, companies are encouraged, but not required, to adopt the fair value of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, but would be required to disclose in a note to the financial statements pro forma net earnings and earnings per share as if the Company had adopted SFAS No. 123. The Company will continue to account for employee stock-based compensation under APB Opinion No. 25.


3.  INVENTORIES

    Inventories at December 31, 1996 consist of the following:

    Raw materials                                                                       $  416,223
    Finished goods                                                                       1,044,776
    Promotional items                                                                       73,939
                                                                                        ----------
                                                                                        $1,534,938
                                                                                        ==========

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

4.  PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1996 consists of the following:

    Computer equipment                                                                     $ 60,823
    Office equipment                                                                         16,669
    Furniture and fixtures                                                                   11,649
    Automotive equipment                                                                     42,626
                                                                                           --------

                                                                                            131,767
    Less accumulated depreciation                                                           (14,009)
                                                                                           --------

                                                                                           $117,758
                                                                                           ========

5.  LICENSE AGREEMENT

    The Company has entered into a license agreement which requires the Company to pay royalties of 3.5% of sales (as defined) of the Company's products that utilize certain proprietary technology, trademarks and copyrights. The royalty expense under this arrangement for the year ended December 31, 1996 approximated $553,900. The agreement also called for an initial one-time license fee of $106,190, which the Company capitalized and is amortizing over a five-year period. The Company amortized $21,238 for the year ended December 31, 1996 resulting in an accumulated amortization balance of $42,478 as of December 31, 1996. The agreement shall remain in effect as long as the Company has not committed any breach of the terms and provisions of the agreement. (See Note 11 regarding contingency involving the licensor.)


6.  ACCRUED EXPENSES

    Accrued expenses at December 31, 1996 consist of the following:

    Accrued royalties payable                                                              $354,889
    Sales taxes payable                                                                      93,727
    Payroll and payroll taxes payable                                                       235,430
    Accrued commissions payable                                                              19,176
                                                                                           --------

                                                                                           $703,222
                                                                                           ========

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

7.  NOTE PAYABLE

    Note payable at December 31, 1996 consists of the following:

Note payable to a credit institution bearing interest at 10.5%, monthly principal and interest payments of $488 through September 2001 and a balloon payment of $11,478 plus interest in October 2001,
  collateralized by automotive equipment                                                    $28,812

Less current portion                                                                         (2,971)
                                                                                            -------

                                                                                            $25,841
                                                                                            =======



    The future principal payments for the note payable are as follows:

Year ending December 31:
  1997                                                                                      $ 2,971
  1998                                                                                        3,298
  1999                                                                                        3,661
  2000                                                                                        4,065
  2001                                                                                       14,817
                                                                                            -------

                                                                                            $28,812
                                                                                            =======

8.  STOCKHOLDERS' EQUITY

    On June 21, 1995, PIC issued 15,967,500 shares of its common stock in exchange for 100% of the common stock of PSL. In addition to these shares, the existing stockholders of PIC at that date held 789,535 shares of common stock.

    During fiscal 1996, the Company issued 4,891,665 shares of restricted unregistered common stock in exchange for $5,322,630 at prices ranging from $.25 to $2.70 per share.

    The Company issued 730,000 shares of restricted unregistered common stock for services performed by outside consultants during the year ended December 31, 1996. Consulting expense was recorded at share prices ranging from $.25 to $2.00 per share and is included in selling and general and administrative expenses.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

    During 1996, the Company issued 320,000 shares of restricted unregistered common stock which had been subscribed for $80,000 in fiscal 1995. The $80,000 was collected in the first quarter of 1996.

    In September 1996, the Company entered into an agreement whereby it issued 330,000 shares of restricted unregistered common stock in exchange for a note receivable of $660,000.

    In 1996, the Company received subscriptions receivable aggregating $209,500 for the sale of 155,800 shares of restricted unregistered common stock. Subscriptions of $20,000 were collected in fiscal 1996, with the balance of $189,500 being collected in the first quarter of 1997.

9.  STOCK OPTION

    In October 1996, the Company granted an option to an employee to purchase 30,000 shares of the common stock of the Company at an exercise price of $5.38 per share, which represented the market value at the date of grant. The option vests over a three-year period beginning on December 31, 1997 and is exercisable for a period of 10 years.

    Stock option activity is as follows:

                                                                                           WEIGHTED
                                                                                            AVERAGE
                                                                              SHARES       EXERCISE
                                                                               UNDER         PRICE
                                                                              OPTION       PER SHARE
OUTSTANDING, December 31, 1995                                                   -         $  -
  Granted                                                                        30,000    $  5.38
                                                                                 ------

OUTSTANDING, December 31, 1996                                                   30,000    $  5.38
                                                                                 ======

    As of December 31, 1996, no options were exercisable.

    The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for the stock option. Had compensation cost for the stock option been determined based on the fair value at the grant date consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been the pro forma amounts indicated below:

    Net income, as reported                                                                $721,178
    Net income, pro forma                                                                  $657,630

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

   The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield, risk-free interest rate of 6.9% and an expected life of 7 1/2 years.

10. INCOME TAXES

    The provision for income taxes consists of the following for the year ended December 31, 1996:

Current:
  Federal                                                                                  $178,816
  State                                                                                      72,747
                                                                                           --------

                                                                                            251,563

Deferred:
  Federal                                                                                   (34,027)
  State                                                                                     (10,262)
                                                                                           --------

                                                                                            (44,289)
                                                                                           --------

                                                                                           $207,274
                                                                                           ========

    The provision for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

       Federal statutory income tax rate                                                  $ 315,674
       State income taxes, net of federal benefit                                            41,241
       Change in valuation allowance                                                       (112,900)
       Other                                                                                (36,741)
                                                                                          ---------

                                                                                          $ 207,274
                                                                                          =========

    Temporary differences which give rise to deferred tax assets and liabilities are as follows at December 31, 1996:

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

Deferred tax liabilities -
  State taxes                                                                               $(3,489)

Deferred tax assets:
  Accrued vacation                                                                            1,325
  Allowance for doubtful accounts                                                            40,824
  Other                                                                                       5,629
                                                                                            -------

                                                                                            $44,289
                                                                                            =======

11. COMMITMENTS AND CONTINGENCIES

    Contingency - As discussed in Note 5, the Company licenses the use of certain technology, trademarks and copyrights (intellectual property). The licensor, but not the Company, brought suit against two of its own directors on causes of action for common law and statutory damages, and for injunctive and declaratory relief in connection with the defendants' attempts to unlawfully interfere with the licensor's efforts to manufacture and market lubricants. In July 1993, the trial court ruled in favor of the licensor, awarding the licensor damages in excess of $15.5 million, and made findings of fact that the defendants had signed certain key documents which evidenced the licensor's ownership of the intellectual property. The defendants appealed the trial court's findings. The appellate court is expected to hear oral arguments in June 1997. Based upon consultations with management of the licensor and review of the trial court records, it is the opinion of management of the Company that the ultimate disposition of the appeal will not result in the trial court's rulings being reversed and that control of the intellectual property will not be affected.

    Leases - The Company leases its office facilities, located in three adjacent buildings, under month-to-month operating leases. Additionally, it leases some office equipment under operating leases.

    Lease expense was approximately $61,900 for the year ended December 31, 1996.

    Guarantee - The Company is a guarantor on a note wherein a stockholder of the Company is the lender and the company from which the technology is licensed (Note 5) is the promisor. The maximum guarantee is $36,000.

    Royalties - The Company is obligated to pay royalties to the producer of a one-half hour, direct response, television commercial (infomercial) at the rate of 1.5% of gross sales (as defined) generated from direct response television sales made via an 800 telephone number which utilizes the infomercial video footage. For the year ended December 31, 1996, the Company expensed approximately $151,400 under this arrangement.

    In connection with this infomercial, the Company is obligated to pay royalties to another individual at the rate of 1% of gross sales resulting from direct response sales from the infomercial. The agreement has a term of three years beginning in January 1996. Guaranteed minimum payments are:
    $40,000 in 1996; $50,000 in 1997; and $60,000 in 1998.  The Company expensed approximately $100,900 under this arrangement for the year ended December 31, 1996.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
-------------------------------------------------------------------------------

    The Company has an arrangement with an individual whereby it has agreed to pay royalties on all net retail sales according to the following rates:
    1.5% from November 1, 1996 through October 31, 1997; 1.25% from November 1, 1997 through October 31, 1998; and 1% from November 1, 1998 through October 31, 1999. For each of the years included in the arrangement, the Company must pay a guaranteed minimum amount of $15,000. Earnings maximums under this arrangement are: $100,000 in year one, $125,000 in year two and $150,000 in year three. Either party has the option to extend this arrangement for an additional four years. For the year ended December 31, 1996, the Company expensed approximately $7,800 under this arrangement.

    Endorsement and Sponsorship Agreements - The Company has entered into endorsement and sponsorship agreements with various automotive and racing personalities for product marketing and promotion purposes. The remaining terms for individual agreements range from two to three years. The Company is committed to aggregate future payments under these agreements as follows:

Year ending December 31:
  1997                                                                                  $  600,000
  1998                                                                                     585,000
  1999                                                                                     645,000
                                                                                        ----------

                                                                                        $1,830,000
                                                                                        ==========

    Endorsement and sponsorship expense charged to operations related to these agreements was approximately $87,500 for the year ended December 31, 1996.

                       PROLONG INTERNATIONAL CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED FINANCIAL STATEMENTS FOR
                     THE QUARTERS ENDED MARCH 31, 1996 AND
                                MARCH 31, 1997.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
-------------------------------------------------------------------------------


                                                              MARCH 31,      MARCH 31,
ASSETS                                                          1996           1997
                                                              ---------      ---------
CURRENT ASSETS:
Cash and cash equivalents                                     $  225,506     $4,044,922
Accounts receivable, net of allowance for doubtful accounts
of $4,778 at March 31, 1996 and $ 55,552 at March 31, 1997       155,085      1,328,940
Subscriptions receivable                                         755,000         39,500
Inventories                                                      101,372      2,671,377
Prepaid expenses                                                 122,856        348,125
Prepaid television time                                           43,083        304,908
Deferred tax asset                                                    --         44,289
                                                              ----------     ----------

             Total current assets                              1,402,902      8,782,061

PROPERTY AND EQUIPMENT, net                                           --        131,400

OTHER ASSETS                                                     185,560        107,278

DEPOSITS                                                              --         44,462
                                                              ----------     ----------

TOTAL ASSETS                                                  $1,588,462     $9,065,201
                                                              ==========     ==========

Continued

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

(UNAUDITED)
-------------------------------------------------------------------------------

                                                                                     MARCH 31,       MARCH 31,
LIABILITIES AND STOCKHOLDERS' EQUITY                                                   1996           1997
                                                                                   -----------    -----------
CURRENT LIABILITIES:
Accounts payable                                                                   $   300,882    $   657,290
Accrued expenses                                                                         9,243        568,856
Income taxes payable                                                                        --        209,207
Note payable, current                                                                       --          2,971
                                                                                   -----------    -----------

              Total current liabilities                                                310,125      1,438,324

NOTE PAYABLE, net of current portion                                                        --         25,128

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 50,000 shares authorized; no shares issued or outstanding
Common stock, $0.001 par value; 150,000,000 shares authorized;
20,930,035 and 25,556,200 shares issued and outstanding, respectively                   20,930         25,557
Common stock subscribed                                                                  1,520             96
Additional paid-in capital                                                           2,190,935      7,799,062
Retained earnings (accumulated deficit)                                               (935,048)       437,034
Note receivable issued for common stock                                                     --       (660,000)
                                                                                   -----------    -----------

              Total stockholders' equity                                             1,278,337      7,601,749
                                                                                   -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 1,588,462    $ 9,065,201
                                                                                   ===========    ===========


PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS  OF INCOME

(UNAUDITED)                                       FOR THE THREE MONTHS ENDED
                                                           MARCH 31,
-------------------------------------------------------------------------------------
                                                       1996          1997
                                                       ----          ----
NET REVENUES                                      $   689,719    $ 5,784,089

COST OF GOODS SOLD                                    502,180      1,419,024
                                                  -----------    -----------

GROSS PROFIT                                          187,539      4,365,065

OPERATING EXPENSES:
Selling expenses                                      559,756      3,343,241
General and administrative expenses                        --        591,560
                                                  -----------    -----------

              Total operating expenses                559,756      3,934,801
                                                  -----------    -----------

OPERATING INCOME (LOSS)                              (372,217)       430,264

OTHER INCOME, net:
Interest expense                                           --           (750)
Interest income                                           962            144
Dividend income                                            --         52,035
                                                  -----------    -----------

              Total other income, net                     962         51,429
                                                  -----------    -----------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES      (371,255)       481,693

PROVISION FOR INCOME TAXES                                 --        202,044
                                                  -----------    -----------

NET INCOME (LOSS)                                 $  (371,255)   $   279,649
                                                  ===========    ===========

Earnings Per common share                         $     (0.02)   $      0.01
                                                  ===========    ===========

Weighted average number of
  common shares outstanding                        20,450,015     25,479,728
                                                  ===========    ===========


PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For The Three Months Ended March 31, 1997 (Unaudited)


                                                                   Common stock  Additional                               Total
                                               Common stock         subsribed     paid-in   Retained     Note         stockholders'
                                            Shares     Amount   Shares   Amount   capital   earnings    receivable      equity
                                         ------------------------------------------------------------------------------------------
BALANCES, December 31, 1996               25,453,700   $25,454  155,800   $156  $7,767,855   $157,385  ($660,000)   $7,290,850
Shares issued for cash                         5,000         5                     12,495                               12,500
Shares issued for services                    37,500        38                     18,712                               18,750
Issuance of shares previously subscribed      60,000        60  (60,000)   (60)
Net income                                                                                    279,649                  279,649
                                          ------------------------------------------------------------------------------------------

BALANCES, March 31, 1997                  25,556,200  $25,557    95,800    $96  $7,799,062   $437,034  ($660,000)   $7,601,749
                                          =========================================================================================


PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS                                                                FOR THE THREE MONTHS ENDED
(UNAUDITED)                                                                                                   MARCH 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1996            1997
                                                                                                      ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                       $  (371,255)   $   279,649
Adjustments to reconcile net income to net cash used in operating activities :
              Depreciation and amortization                                                            7,237         17,520
              Provision for doubtful accounts                                                             --        (38,730)
              Reserve for obsolesence                                                                     --         88,271
              Expense recorded upon subscription of shares                                            62,500             --
              Changes in assets and liabilities :
                          Accounts receivable                                                       (123,120)        71,669
                          Inventories                                                                (55,164)    (1,224,710)
                          Prepaid expenses                                                           (83,964)       (63,841)
                          Prepaid television time                                                         --         62,253
                          Accounts payable                                                           234,507        (91,580)
                          Accrued expenses                                                           (12,600)      (134,366)
                          Income taxes payable                                                            --        (42,356)
                                                                                                 -----------    -----------

                                      Net cash used in operating activities                         (341,859)    (1,076,221)

CASH FLOWS FROM INVESTING ACTIVITIES :
Prepaid advances                                                                                     180,219       (100,000)
Purchases of property and equipment                                                                       --        (22,979)
                                                                                                 -----------    -----------

                                      Net cash provided by investing activities                      180,219       (122,979)

CASH FLOWS FROM FINANCING ACTIVITIES :
Payments on notes payable                                                                                 --           (713)
Proceeds from subscriptions receivable                                                                    --        150,000
Proceeds from issuance of common stock                                                               265,050         31,250
                                                                                                 -----------    -----------

                                      Net cash provided by financing activities                      265,050        180,537

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                 103,410     (1,018,663)

CASH AND CASH EQUIVALENTS, beginning of period                                                       122,096      5,063,585
                                                                                                 -----------    -----------
CASH AND CASH EQUIVALENTS, end of period                                                         $   225,506    $ 4,044,922
                                                                                                 ===========    ===========
